Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of July 20, 2018

among

GOLUB CAPITAL BDC 2010-1 LLC

MORGAN STANLEY BANK, N.A.,

MORGAN STANLEY SENIOR FUNDING, INC.

U.S. BANK NATIONAL ASSOCIATION

and

Golub Capital bdc 2010-1 Holdings, LLC

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ARTICLE V

Conditions

SECTION 5.01.	Effective Date	40
SECTION 5.02.	Each Borrowing	41

ARTICLE VI

Affirmative Covenants

SECTION 6.01.	Affirmative Covenants of the Borrower	42

ARTICLE VII

Negative Covenants

SECTION 7.01.	Indebtedness	44
SECTION 7.02.	Liens	44
SECTION 7.03.	Fundamental Changes	44
SECTION 7.04.	Purchase and Sale of Warehouse Assets	44
SECTION 7.05.	Separate Existence	45
SECTION 7.06.	Other Business	45

ARTICLE VIII

Events of Default

SECTION 8.01.	Events of Default	46
SECTION 8.02.	Remedies	48

ARTICLE IX

The Administrative Agent and the Collateral Agent

SECTION 9.01.	The Administrative Agent	49
SECTION 9.02.	The Collateral Agent	51

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	54
SECTION 10.02.	Waivers; Amendments	55
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	56
SECTION 10.04.	Binding Power of the Credit Documents; Successors and Assigns	57
SECTION 10.05.	Survival	59
SECTION 10.06.	Counterparts; Effectiveness	59
SECTION 10.07.	Severability	59
SECTION 10.08.	Governing Law; Jurisdiction; Consent to Service of Process	60
SECTION 10.09.	WAIVER OF JURY TRIAL	60
SECTION 10.10.	Headings	60
SECTION 10.11.	Limited Recourse; No Petition	61
SECTION 10.12.	Confidentiality	62
SECTION 10.13.	Entire Agreement	62

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EXHIBITS AND SCHEDULES:

Exhibit A-1 – Form of Approval Request

Exhibit A-2 – Form of Approval Notice

Exhibit A-3 – Form of Borrowing Request

Exhibit B – Investment Restrictions

Exhibit C – S&P Industry Classification

Exhibit D – Form of Manager Report

Exhibit E – Form of Manager’s Certificate (Manager Report)
Exhibit F – Form of Collateral Agent Report

Schedule 1 – Conditions Precedent Documents

Schedule 2 – Warehouse Asset Schedule

Schedule 3 – Form of Assignment and Assumption Agreement
Schedule 4 – Diversity Score

CREDIT AGREEMENT, dated as of July 20, 2018 (the “Warehouse Closing Date”) (as amended, modified or supplemented from time to time, this “Agreement”), among GOLUB CAPITAL BDC 2010-1 LLC, a Delaware limited liability company (the “Borrower”), MORGAN STANLEY BANK, N.A., as lender (in such capacity, the “Lender” and, together with its permitted successors and assigns, the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. as administrative agent (in such capacity, the “Administrative Agent”) and U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Administrative Agent and the Lenders (in such capacity, the “Collateral Agent”).

RECITALS

A.           The Borrower wishes to borrow funds from the Lenders from time to time to purchase certain loans and other investments;

B.           The Borrower wishes to engage GC Advisors LLC (in such capacity, the “Warehouse Collateral Manager”) to perform investment-related and administrative duties with respect to the Borrowings hereunder and the management of the Warehouse Assets;

C.           The Warehouse Collateral Manager is willing to accept its appointment as Warehouse Collateral Manager of the Warehouse Assets on the terms set forth in the Warehouse Collateral Management Agreement (as defined herein);

D.           The Borrower intends to pledge the Warehouse Assets as collateral for certain securities (the “CLO Securities”) to be issued by the Borrower in connection with a collateralized loan obligation transaction (the “CLO”);

E.           The Warehouse Collateral Manager will act as collateral manager with respect to the CLO;

F.           The Borrower wishes to pledge the Collateral to the Collateral Agent, on behalf of the Secured Parties, to secure the payment of the Obligations pursuant to the Credit Documents; and

G.           The Lenders are willing to make Advances to the Borrower on the terms and subject to the conditions set forth herein.

ARTICLE I

Definitions; General Terms

SECTION 1.01.         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Borrowing Value” means, on any date of determination, for any Warehouse Asset, an amount equal to the lower of (a) the outstanding principal amount of such Warehouse Asset at such time and (b) the Assigned Value of such Warehouse Asset at such time, multiplied by the outstanding principal amount of such Warehouse Asset at such time. Notwithstanding the foregoing, the Adjusted Borrowing Value of any Warehouse Asset that no longer satisfies the Eligibility Criteria at such time shall be zero.

“Administrative Agent” has the meaning set forth in the preamble.

“Administrative Agent Fee” has the meaning specified in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain fee letter agreement that shall be entered into between the Borrower and the Administrative Agent in connection with the Transactions contemplated by this Agreement, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Advance Rate” means, with respect to a Warehouse Asset, as determined on the applicable Cut-Off Date of such Warehouse Asset, the percentage determined by the Administrative Agent in its sole discretion and communicated in writing (which may be via email) to the Borrower and the Warehouse Collateral Manager at the time such Warehouse Asset is approved by the Administrative Agent, subject to a maximum advance rate as set forth in the Advance Rate Matrix based on the applicable loan type of such Warehouse Asset, as set forth in the Approval Notice for a Warehouse Asset.

“Advance Rate Matrix” means the following matrix:

Loan Type	Maximum Advance Rate
Broadly Syndicated Loans	77.5%
First Lien Loans	75%
Recurring Revenue Loans	70%
Unitranche Loans for which the Senior Leverage Ratio as of the Cut-Off Date is less than 5.00 : 1.00	70%
Unitranche Loans for which the Senior Leverage Ratio as of the Cut-Off Date is greater than or equal to 5.00 : 1.00 and less than 5.50 : 1.00	67.5%
Unitranche Loans for which the Senior Leverage Ratio as of the Cut-Off Date is greater than or equal to 5.50 : 1.00	65%
Second Lien Loans	50%
FLLO Loans	(first pay debt * applicable advance rate) – first out debt / last out debt

“Advances” means the advances made by the Lenders to the Borrower pursuant to Article II.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignments” has the meaning set forth in Section 10.04(c).

“Aggregate Adjusted Borrowing Value” means, as of any date of determination, (a) an amount equal to the sum of the Adjusted Borrowing Values of all Warehouse Assets included as part of the Collateral on such date, after giving effect to all Warehouse Assets added to and removed from the Collateral on such date minus (b) the Excess Concentration Amount.

“Aggregate Traded Amount” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount applied by the Borrower to the purchase of Warehouse Assets, (ii) the aggregate amount on deposit in the Reserve Account plus any amounts withdrawn from the Reserve Account and applied in accordance with Section 2.03(b) and (iii) the aggregate amount necessary to settle all commitments to purchase Warehouse Assets that the Borrower has entered into but have not yet settled.

“Agreement” has the meaning set forth in the preamble.

“Amendment” has the meaning set forth in Section 6.01(h).

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 4.01(p)(iii).

“Applicable Law” means for any Person, all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approval Notice” has the meaning set forth in Section 2.03(a).

“Approval Request” has the meaning set forth in Section 2.03(a).

“Approved Valuation Firm” means each of (a) Duff & Phelps, LLC, (b) Murray, Devine & Co., Inc. and (c) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Murray, Devine & Co., Inc. as the initial Approved Valuation Firm; provided, further, that, after the Closing Date, the Administrative Agent may, in its sole discretion, remove Murray, Devine & Co., Inc. and designate a new Approved Valuation Firm from among the previously agreed upon Approved Valuation Firms.

“Assigned Value” means, as of any date of determination and expressed as a percentage of the outstanding principal amount of such Warehouse Asset, the lowest of (a) the Purchase Price of such Warehouse Asset and (b) the Assigned Value assigned as of the applicable Cut-Off Date by the Administrative Agent in its sole discretion. Following a Value Adjustment Event, the Assigned Value for any Warehouse Asset shall be the value resulting from the application of the following terms:

(i)          if a Value Adjustment Event of the type described in clause (b), clause (c), clause (d) or clause (f) (solely with respect to a Material Modification described in clause (a) or clause (e) of the definition thereof) of the definition thereof with respect to such Warehouse Asset occurs, the Assigned Value of such Warehouse Asset shall be the lesser of (a) the Assigned Value determined by the Administrative Agent in its sole discretion and (b) 40% of the par amount of such Warehouse Asset;

(ii)         upon the occurrence of a Value Adjustment Event (other than the type described in clause (b), clause (c), clause (d) or clause (f) (solely with respect to a Material Modification described in clause (a) or clause (e) of the definition thereof)), the then-current Assigned Value for such Warehouse Asset may be amended by the Administrative Agent in its sole discretion (at any time and from time to time); provided that (a) if the Value Adjustment Event occurred pursuant to clauses (a), (e) or (g) of the definition thereof, then the Assigned Value may no longer be adjusted by the Administrative Agent once the condition that triggered such Value Adjustment Event no longer exists and (b) the Administrative Agent may only continue to amend the Assigned Value for such Warehouse Asset if the credit quality of such Warehouse Asset has continued to deteriorate (regardless of whether such deterioration is sufficient to trigger a Value Adjustment Event) in the reasonable determination of the Administrative Agent; provided that, for the avoidance of doubt, the Administrative Agent may not amend any Assigned Value solely due to a decline in the S&P/LSTA U.S. Leveraged Loan 100 Index, any successor index thereto or any comparable nationally recognized U.S. leveraged loan index; and

(iii)        The Assigned Value of any Warehouse Asset that no longer satisfies the Eligibility Criteria (after giving effect to the first proviso set forth in the lead-in paragraph to Exhibit B) shall be zero;

provided that, the Borrower may request that the Assigned Value or assigned Advance Rate be re-evaluated by the Administrative Agent for any Warehouse Asset; provided that such Assigned Value may not increase above 100% of the Purchase Price of such Warehouse Asset; provided, further, that following any reduction to the Assigned Value of a Warehouse Asset, if the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of such Warehouse Asset, the Borrower may (at its expense) request a new valuation from an Approved Valuation Firm chosen by the Administrative Agent to value such Warehouse Asset. If the value determined by such Approved Valuation Firm is greater than the Administrative Agent’s determination of the Assigned Value, such Approved Valuation Firm’s valuation shall become the Assigned Value of such Warehouse Asset until the occurrence (if any) of a subsequent Value Adjustment Event.

The Administrative Agent shall notify the Warehouse Collateral Manager of any change effected by the Administrative Agent of the Assigned Value of any Warehouse Asset.

“Available Amount” has the meaning set forth in the Security Agreement.

“Available Facility Amount” means, as of any date of determination, an amount equal to (i) the Maximum Commitment, minus (ii) the aggregate outstanding principal amount of Advances outstanding hereunder.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event" means an event that shall be deemed to have occurred with respect to a Person if either:

(a)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)          such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Borrower” has the meaning set forth in the preamble.

“Borrower Tax Obligation” means all stamp, issuance taxes, or any other similar taxes arising on account of any payment made or required to be made under any Credit Document or payable by reason of the execution, delivery or issuance of the Credit Documents under any applicable ordinance or statute now existing or hereafter enacted.

“Borrowing” means Advances made on the same date.

“Borrowing Base” means, as of any date of determination, an amount equal to the lowest of:

(a)          the sum of the products of (x) the lower of (1) the Weighted Average Advance Rate for all Warehouse Assets as of such date and (2) the Maximum Portfolio Advance Rate as of such date, multiplied by (y) the Aggregate Adjusted Borrowing Value as of such date, plus (b) the amount on deposit as principal collections in the Custodial Account (or any subaccount thereof) as of such date;

(b)          the Aggregate Adjusted Borrowing Value as of such date, minus (b) the Minimum Equity Amount, plus (c) the amount on deposit as principal collections in the Custodial Account (or any subaccount thereof) as of such date; or

(c)          the Maximum Commitment.

“Borrowing Base Certificate” means a certificate prepared by the Warehouse Collateral Manager setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form attached to Exhibit A-3 hereto.

“Borrowing Base Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Advances outstanding on such date over (b) the Borrowing Base.

“Borrowing Request” has the meaning set forth in Section 2.03(c).

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York, New York or, with respect to any act required to be taken by the Collateral Agent, in the city in which the principal corporate trust office of the Collateral Agent is located or, for any final payment of principal, in the relevant place of presentation.

“Cancellation Date” means the date on which MS&Co. or the Warehouse Collateral Manager notifies the Borrower and the Administrative Agent in writing that the Engagement Letter has terminated.

“Cash Interest Coverage Ratio” means, with respect to any Warehouse Asset for any period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for such Warehouse Asset, and in the case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA for the applicable test period, to (b) cash interest for the applicable test period, as calculated by the Warehouse Collateral Manager in accordance with the Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“CLO” has the meaning set forth in the recitals.

“CLO Proceeds” has the meaning set forth in the Security Agreement.

“CLO Securities” has the meaning set forth in the recitals.

“Closing Date” means the date of issuance by the Borrower of CLO Securities pursuant to the CLO documentation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Documents” means the Security Agreement, this Agreement, the Securities Account Control Agreement and any other document executed and delivered by the Borrower Granting a Lien on any of its property to secure payment of the Obligations.

“Commitment” means the commitment of the Lenders to make Advances in accordance with Section 2.01 hereof.

“Commitment Termination Date” means the earliest to occur of (i) three (3) Business Days prior to the Closing Date, (ii) the Cancellation Date, (iii) upon an Event of Default, the date on which the Administrative Agent, on behalf of the Lenders, terminates the Commitment, whether expressly or automatically, pursuant to Section 8.02, and (iv) the last day of the Revolving Period.

“Concentration Denominator" means the greater of $430,000,000 and an amount equal to the sum of the Adjusted Borrowing Values of all Warehouse Assets included as part of the Collateral on such date.

“Concentration Limits” has the meaning set forth in Exhibit B hereto.

“Confidential Information” has the meaning assigned to such term in Section 10.12.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means the Collateral Documents, the Administrative Agent Fee Letter and each certificate, agreement or document executed by the Borrower, the Administrative Agent or the Lenders in connection with or pursuant to any of the foregoing.

“Custodial Account” has the meaning set forth in the Security Agreement.

“Cut-Off Date” means, (a) with respect to each Warehouse Asset, the later of (i) the date such Warehouse Asset is committed to be acquired by the Borrower and (ii) the Closing Date and (b) solely for purposes of determining the new Assigned Value or Advance Rate and the definitions of Advance Rate Matrix, Material Modification, First Lien Loan, Value Adjustment Event in respect of an asset for which the Borrower (or the Warehouse Collateral Manager on its behalf) has requested that the Administrative Agent reset the Advance Rate or a new Assigned Value in connection with a Redetermination Request, the Reset Cut-Off Date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Debt-to-Recurring-Revenue Ratio” means, with respect to any Warehouse Asset for any period, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in the Underlying Instruments for each Warehouse Asset, and in any case that “Debt-to-Recurring Revenue Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) indebtedness of the related Obligor less Unrestricted Cash, to (b) Recurring Revenue, as calculated by the Warehouse Collateral Manager in accordance with the Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Warehouse Collateral Manager.

“Defaulted Asset” means any Warehouse Asset as to which any one of the following events has occurred:

(a)          (i) an Obligor payment default occurs under such Warehouse Asset that continues and has not been cured after giving effect to any grace period applicable thereto or (ii) a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Warehouse Asset have accelerated the repayment of the Warehouse Asset (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, but in no event more than five (5) Business Days, after the applicable due date under the related Underlying Instruments;

(b)          a Bankruptcy Event with respect to the related Obligor;

(c)          any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d)          such Warehouse Asset has (x) a rating by S&P of “CC” or below or “SD” or (y) a Fitch probability of default rating (as published by Fitch) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Fitch s, as applicable;

(e)          a Responsible Officer of the Warehouse Collateral Manager or the Borrower has actual knowledge that such Warehouse Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of “CC” or below or “SD” or (ii) a Fitch probability of default rating (as published by Fitch) of “D” or “LD,” and in each case such other debt obligation remains outstanding (provided that both the Warehouse Asset and such other debt obligation are full recourse obligations of the applicable Obligor);

(f)           a Responsible Officer of the Warehouse Collateral Manager or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired (but only until such default is cured or waived) in the manner provided in the Underlying Instruments; or

(g)          the Warehouse Collateral Manager determines that all or a material portion of such Warehouse Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Warehouse Collateral Manager and the Management Standard.

“Delayed Drawdown Debt Obligation” means a Warehouse Asset that is fully committed on the initial funding date of such Warehouse Asset and is required to be fully funded in one or more installments on draw dates, but which does not permit the re-borrowing of any amounts previously repaid by the Obligor; provided, however, that any such obligation will be a Delayed Drawdown Debt Obligation only to the extent of unfunded commitments and only until all commitments by the Borrower to make advances to the Obligor are fully funded, expire or are terminated or reduced to zero.

“Deliver” or “Delivered” means the taking of the following steps:

(i)          in the case of Pledged Assets, by (a) causing the Securities Intermediary in accordance with the Securities Account Control Agreement to continuously indicate by book entry that a Financial Asset, including a Pledged Asset, has been credited to the Custodial Account or the Reserve Account, as applicable, and (b) causing the Securities Intermediary to agree pursuant to, and subject to the limitations in, the Securities Account Control Agreement that it will comply with entitlement orders originated by the Collateral Agent (at the direction of the Administrative Agent) with respect to each such Security Entitlement without further consent by the Borrower or any other person;

(ii)         in addition to the foregoing, (a) with respect to any Certificated Security (other than a Clearing Corporation security) or Instrument, causing delivery thereof to the Securities Intermediary registered in the name of the Collateral Agent for the benefit of the Lenders or endorsed to the Securities Intermediary in blank and causing the Securities Intermediary to retain continuous possession thereof, (b) with respect to any Uncertificated Security (other than a Clearing Corporation security), causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Securities Intermediary, (c) in the case of each Clearing Corporation security, causing the relevant Clearing Corporation to credit such security to the securities account of the Securities Intermediary or its nominee, (d) in the case of a government security maintained in the book-entry records of a Federal Reserve Bank, causing the creation of a Security Entitlement to such government security by credit of such government security to the securities account of the Securities Intermediary or its nominee at such Federal Reserve Bank, and (e) in the case of a Security Entitlement not covered by clauses (a) through (d) above or subsection (iii) below, causing a securities intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Securities Intermediary and continuously indicating on its books and records that such Security Entitlement is credited to the Securities Intermediary’s securities account.

(iii)        in the case of cash or money, by (a) causing the delivery of such cash or money to the Securities Intermediary, (b) causing the Securities Intermediary to treat such cash or money as a Financial Asset maintained by the Securities Intermediary for credit to the Custodial Account or the Reserve Account, as applicable, in accordance with the provisions of Article 8 of the UCC, and (c) causing the Securities Intermediary to indicate continuously on its books and records that such cash or money is credited to the Custodial Account or the Reserve Account, as applicable;

(iv)        in the case of each General Intangible (including any participation interest in which neither the participation interest nor the debt instrument is evidenced by an Instrument (as defined in Section 9-102(a)(47) of the UCC)), (a) to the extent required by the underlying documents with respect to any applicable Warehouse Asset, notifying the obligor thereunder of the Grant to the Collateral Agent and (b) causing the filing of, and maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of Delaware;

(v)         in the case of Pledged Assets consisting of money or Instruments (the “Possessory Collateral”) that do not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Collateral Agent pursuant to clauses (i) through (iii) above, by causing (a) the Collateral Agent to acquire possession of such Possessory Collateral in the State of Wisconsin, or (b) a person other than the Borrower or a securities intermediary (A)(I) to acquire possession of such Possessory Collateral in the State of Wisconsin and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent, and (II) to then acquire possession of such Possessory Collateral in the State of Wisconsin;

(vi)        in the case of an Account, if any, which constitutes a “Securities Account” or “Deposit Account” under Article 9 of the UCC, causing the securities intermediary or the bank at which such Securities Account or Deposit Account is maintained to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion (in the case of a Deposit Account) and control over such account in favor of the Collateral Agent; and

(vii)       in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the filing office of the Secretary of State of Delaware and/or in any other applicable jurisdiction.

Capitalized terms used in the foregoing definition and not otherwise defined shall have the respective meanings set forth in the UCC.

“Discretionary Sale” has the meaning set forth in Section 2.13(a).

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Exhibit C hereto, as such Exhibit C may be updated at the option of the Administrative Agent in its sole discretion.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to any period and any Warehouse Asset, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for such Warehouse Asset (together will all add-backs and exclusions as designated in such Underlying Instruments), and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal Obligor on such Warehouse Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Warehouse Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and (f) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Effective Date” has the meaning assigned to such term in Section 5.01.

“Eligibility Criteria” has the meaning assigned to such term in Exhibit B hereto.

“Eligible Investments” has the meaning assigned to such term in the Security Agreement.

“Engagement Letter” means the Engagement Letter dated July 19, 2018, as may be amended from time to time, between MS&Co. and the Warehouse Collateral Manager.

“Equity Investor” means any Person that acquires membership interests in the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Concentration Amount” means, as of any date of determination, with respect to all Warehouse Assets included in the Collateral, the amount by which the sum of the Adjusted Borrowing Values of such Warehouse Assets on such date exceeds any applicable Concentration Limits, to be calculated without duplication, after giving effect to any sales, purchases or substitutions of Warehouse Assets as of such date; provided that with respect to any Warehouse Asset or portion thereof, if more than one Concentration Limit would be exceeded, the Concentration Limit that would result in the highest Excess Concentration Amount shall be used to determine the Excess Concentration Amount.

“Excluded Taxes” means (A) Taxes imposed on net income or franchise Taxes (imposed in lieu of net income taxes) imposed as a result of a present or former connection with the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from a Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document), (B) branch profits taxes that are imposed by any jurisdiction described in clause (A) above, (C) any taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.12(c), (e) or (f) (D) any U.S. withholding taxes imposed on amounts payable to a Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement except to the extent, pursuant to Section 2.12, such additional amounts were payable to such Lender’s assignor immediately before such Lender became a party hereto, or (E) Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, any final current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with either the implementation of such sections of the Code or analogous provisions of non-U.S. law, but in all cases only to the extent substantially comparable and not materially more onerous to comply with than FATCA as of the Warehouse Closing Date.

“Financial Asset” has the meaning set forth in Section 8-102(a)(9) of the UCC.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Pledged Assets or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of such collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Independent Manager” means a natural person who, (a) for the five (5)-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); or (iii) any member of the immediate family of a person described in (i) or (ii), and (b) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.

“Interest Payment Date” means (i) the Maturity Date and (ii) each quarterly anniversary of the Warehouse Closing Date; provided, that, if any Interest Payment Date (other than the Maturity Date) is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

“Interest Proceeds” has the meaning set forth in the Security Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Lender” and “Lenders” have the meanings set forth in the preamble.

“LIBO Rate” means, with respect to any Advance for any day, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the immediately preceding Business Day), as the rate for dollar deposits with a maturity of one month. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Advance shall be the rate at which dollar deposits of $5,000,000 and for a one month maturity are offered by the principal London office of the Administrative Agent or the principal London office of any bank reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided that, in all cases, if the LIBO Rate is less than zero percent then the LIBO Rate shall be deemed to equal zero percent. For the avoidance of doubt, the LIBO Rate shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment, deposit arrangement, lien (statutory or other), charge or security interest in, on or of such asset, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset); and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidate” means sell, assign, settle, terminate or otherwise dispose of.

“Losses” has the meaning set forth in Section 10.03(b).

“Management Standard” means, with respect to any Warehouse Assets included in the Collateral, to service and administer such Warehouse Assets in accordance with Applicable Law, the terms of this Agreement, the Underlying Instruments and, to the extent consistent with the foregoing, with the same care, skill, prudence and diligence with which the Warehouse Collateral Manager services and administers loans for its own account or for the account of others.

“Manager Cancellation Date” means a Cancellation Date that occurs as a result of (i) a material breach of the Warehouse Collateral Manager’s obligations under the Engagement Letter or (ii) the gross negligence, bad faith or willful misconduct of the Warehouse Collateral Manager, in each case, so long as a Morgan Stanley Event (as defined in the Engagement Letter) has not occurred on such date.

“Margin Stock” means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means any material adverse effect on (i) the business, financial position, results of operations, properties or assets of the Borrower or the Warehouse Collateral Manager, taken as a whole; (ii) the ability of the Borrower, the Warehouse Collateral Manager or any Equity Investor to consummate the CLO on the Closing Date; (iii) the ability of the Borrower, the Warehouse Collateral Manager or any Equity Investor to perform any of its obligations under any Credit Document to which it is a party or otherwise bound; (iv) the ability of MS&Co. and its Affiliates to market the CLO Securities or (v) the rights and remedies of the Administrative Agent, the Lenders or the Collateral Agent under, or the validity or enforceability of, any Credit Document, in each case of clauses (i)-(v), as determined in good faith in a reasonable manner by the Administrative Agent.

“Material Modification” means any amendment or waiver of, or modification or supplement with respect to, an Underlying Instrument governing a Warehouse Asset executed or effected on or after the Cut-Off Date for such Warehouse Asset (or, in the case of clause (d) below, a change to any other indebtedness of the Obligor, as applicable) that is not consented to by the Administrative Agent in writing which:

(a)          reduces or forgives any or all of the principal amount due under such Warehouse Asset;

(b)          extends or delays the stated maturity date for such Warehouse Asset by more than three (3) calendar months, including a Maturity Amendment;

(c)          waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Warehouse Asset (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any Warehouse Asset that is a PIK Loan as of the Cut-Off Date) or reduces the amount of interest due;

(d)          (i) contractually or structurally subordinates such Warehouse Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens on any Related Collateral, (ii) increases the commitment amount of any loan senior or pari passu with such Warehouse Asset other than in connection with any increase permitted by the related Underlying Instruments as of the related Cut-Off Date or (ii) the Obligor thereof incurs any additional indebtedness under a separate loan facility which was not in place as of the Cut-Off Date which is senior to or pari passu with such Warehouse Asset;

(e)          substitutes, alters or releases any material portion of the Related Collateral securing such Warehouse Asset (excluding a release in connection with a payoff of all or a portion of such Warehouse Asset) and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Warehouse Asset; or

(f)           amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Leverage Ratio,” “Cash Interest Coverage Ratio,” “Total Leverage Ratio,” “EBITDA,” “Permitted Liens”, “Recurring Revenue”, “Debt-to-Recurring-Revenue Ratio” or any respective comparable definitions in the Underlying Instruments for such Warehouse Asset (to the extent such financial covenants or definitions are included in the Underlying Instruments), (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the “Senior Leverage Ratio,” “Cash Interest Coverage Ratio,” “Total Leverage Ratio,” “EBITDA,” “Permitted Liens”, “Recurring Revenue”, “Debt-to-Recurring-Revenue Ratio” or any respective comparable definitions for such Warehouse Asset, or (iii) any term or provision referenced in or utilized in the calculation of any financial covenant or any of the required maintenance levels of any financial covenant in the Underlying Instrument for such Warehouse Asset, in the case of either clause (i), (ii) or (iii) above, in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Administrative Agent, any Lender or the value of such Warehouse Asset.

“Maturity Amendment” means, any amendment to the Underlying Instruments of any Warehouse Asset which delays or extends the maturity date or any principal payment date for such Warehouse Asset.

“Maturity Date” means the first date on which any of the following shall occur: (i) the Closing Date; (ii) any Manager Cancellation Date; (iii) upon an Event of Default, the date on which all outstanding Advances are declared by the Administrative Agent to be due and payable, and (iv) the Scheduled Maturity Date.

“Maximum Commitment” means $300,000,000.

“Maximum Portfolio Advance Rate” means, as of any date of determination, the advance rate corresponding to the Diversity Score of the Warehouse Assets included in the Collateral as of such date, as set forth below:

Diversity Score (x)	Maximum Portfolio Advance Rate
x ≤ 5.0	25%
5.0 < x ≤ 7.5	35%
7.5 < x ≤ 10.0	40%
10.0 < x ≤ 15.0	50%
x > 15.0	Weighted Average Advance Rate

“Minimum Equity Amount” means $45,000,000.

“MS&Co.” means Morgan Stanley & Co. LLC.

“Obligations” means (i) all of the Borrower’s obligations to the Administrative Agent, the Collateral Agent, the Securities Intermediary and the Lenders arising under the Credit Documents, including, without limitation, the Advances, the Administrative Agent Fee and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Collateral Agent, the Securities Intermediary and the Lenders, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification, interest rate hedging transaction or otherwise), present or future, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrower under the Credit Documents and (ii) the Borrower’s obligations to pay the Startup Expenses and any other amounts payable to MS&Co. as described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO.

“Obligor” means, with respect to a Warehouse Asset, the Person who is obligated to repay such Warehouse Asset (including, if applicable, a guarantor thereof), and whose assets are primarily relied upon by the Borrower at the time such Warehouse Asset was originated or purchased by the Borrower as the source of repayment of such Warehouse Asset.

“Obligor Information” means, with respect to any Obligor, (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, (c) the audited financial statements for such Obligor for the three prior fiscal years (or such shorter period of time that the Obligor has been in existence), (d) the Warehouse Collateral Manager’s internal credit memo with respect to the Obligor and the related Warehouse Asset, including explanation of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Warehouse Collateral Manager, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) the financials for the most recent fiscal quarter, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor and (l) Underlying Instruments.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Participant” has the meaning set forth in Section 10.04(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Credit Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Assets” means (i) the Warehouse Assets, (ii) the Eligible Investments and (iii) all the other assets of the Borrower (except the Excepted Assets) including, without limitation, all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights and investment property owned by the Borrower (in each case, whether now owned or existing, or hereafter acquired or arising).

“Politically Exposed Person” means a natural person currently or formerly entrusted with a senior public role or function (e.g., a senior official in the executive, legislative, military, administrative, or judicial branches of government), an immediate family member of a prominent public figure, a known close associate of a prominent public figure, or any corporation, business or other entity that has been formed by, or for the benefit of, a prominent public figure. Immediate family members include family within one-degree of separation of the prominent public figure (e.g., spouse, parent, sibling, child, step-child, or in-law). Known close associates include those widely- and publicly-known close business colleagues and personal advisors to the prominent public figure, in particular financial advisors or persons acting in a fiduciary capacity.

“Prepayment Date” has the meaning set forth in Section 2.07(a).

“Pricing Date” means the date on which the CLO Securities are priced by MS&Co.

“Proceeds” is used as defined in Article 9 of the UCC, which includes without limitation all principal, interest and other payments and distributions of cash or other property with respect to the Collateral (including, without limitation, payments at maturity or upon redemption and any interest with respect to the collateral), and all rights, privileges and other securities of every kind distributed with respect thereto or in exchange or substitution therefor, upon conversion or otherwise.

“Purchase Price” means, with respect to (i) each Warehouse Asset originated by an Affiliate of the Borrower (including Loans originated by the Borrower) within two (2) months of its contribution to or acquisition by the Borrower, (a) if the origination price was greater than or equal to 97% of par, the par amount thereof and (b) otherwise, the origination price and (ii) for all other Warehouse Assets, an amount (expressed as a percentage of par) equal to the greater of (a) zero and (b) the actual price paid by the Borrower for such Warehouse Asset; provided that, if the actual price paid by the Borrower for such Warehouse Asset exceeds 100% of par, the Purchase Price shall be deemed to be 100%.

“Recurring Revenue” means, with respect to any Warehouse Assets that are Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Warehouse Asset, or any comparable term for “Revenue”, “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Warehouse Asset or if there is no such definition in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Warehouse Collateral Manager (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Warehouse Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP).

“Recurring Revenue Loan” means a Warehouse Asset that is underwritten based on the Recurring Revenue of the Obligor, as determined by the Administrative Agent in its sole discretion after consultation with the Warehouse Collateral Manager and designated as such in the related Approval Notice.

“Redetermination Request” means a request of the Borrower (or the Warehouse Collateral Manager on its behalf) to the Administrative Agent for the Administrative Agent to determinate a new Reset Cut-Off Date for a Warehouse Asset following a Redetermination Event.

“Redetermination Event” means an event identified as such by the Borrower (or the Warehouse Collateral Manager on its behalf on a Redetermination Request).

“Register” has the meaning set forth in Section 10.04(c).

“Related Collateral” means, with respect to a Warehouse Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Warehouse Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Related Companies” means the Warehouse Collateral Manager, its manager, its parent company and any other Affiliates of the Warehouse Collateral Manager that provide material investment-related services or personnel to the Warehouse Collateral Manager.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Date” has the meaning set forth in Section 2.14(b).

“Reporting Date” means the date that is two (2) Business Days prior to the 15th day of each calendar month.

“Reserve Account” has the meaning set forth in the Security Agreement.

“Reset Cut-Off Date” means the date following the submission of a Redetermination Request on which the Administrative Agent assigns a new Assigned Value or resets the Advance Rate in connection with a Warehouse Asset.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

“Revolving Period” means the period from and including the Warehouse Closing Date to and including January 18, 2019.

“Rule 17g-5” means Securities and Exchange Commission Rule 17g-5 under the U.S. Securities Exchange Act of 1934, as amended.

“Sanctions” means economic and trade sanctions administered or enforced by any of the following authorities: OFAC, the U.S. Department of State, the European Union, Her Majesty's Treasury (United Kingdom) or the United Nations Security Council.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor's Financial Services LLC business (or its successors in interest).

“S&P Industry Classification” means any of the industry categories set forth in Exhibit C hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by S&P; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

“Scheduled Maturity Date” means March 20, 2019.

“Secured Parties” means the Lenders, the Administrative Agent, the Collateral Agent and the Securities Intermediary.

“Securities Account Control Agreement” means the Securities Account Control Agreement dated July 20, 2018 entered into by and among the Borrower, the Collateral Agent and the Securities Intermediary.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary” means U.S. Bank National Association in its capacity as securities intermediary under the Securities Account Control Agreement, or any successor thereof.

“Security Agreement” means the Security Agreement dated July 20, 2018 entered into by and among the Administrative Agent, the Borrower and the Collateral Agent.

“Security Entitlement” has the meaning set forth in Section 8-102(17) of the UCC.

“Senior Leverage Ratio” means, with respect to any Warehouse Asset or any portion of any Warehouse Asset, as applicable, for any period, the meaning of “Senior Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for each such Warehouse Asset, and in any case that “Senior Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness (including FLLO Loans) less Unrestricted Cash, in each case, as of the applicable test date, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Warehouse Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, as calculated by the Warehouse Collateral Manager in accordance with the Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“Startup Expenses” means the Borrower’s startup expenses, including but not limited to fees and expenses relating to the Borrower’s counsel, the Warehouse Collateral Manager’s counsel, the Administrative Agent’s counsel, MS&Co.’s counsel, the Collateral Agent’s and Securities Intermediary’s counsel (such fees not to exceed $110,000 in the aggregate), the Borrower’s accountants, rating agencies, printers, road shows (if any), custodians, trustees, listing, issuing and paying agents, the reasonable out-of-pocket expenses of the Administrative Agent, the Lenders and MS&Co. and the Collateral Agent (including travel related expenses to the extent such expenses are incurred in connection with the marketing of the CLO), assignment and other fees incurred by the Borrower in connection with the acquisition or disposition of any Warehouse Asset, the Warehouse Collateral Manager’s reasonable out-of-pocket expenses, and other reasonable expenses of the Borrower; provided that the Startup Expenses shall not exceed $1,000,000 without the consent of the Warehouse Collateral Manager.

“Subsidiary” means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Warehouse Asset” means each Warehouse Asset Granted by the Borrower to the Collateral Agent, pursuant to Section 2.14(a)(ii).

“Tax Benefits” has the meaning set forth in Section 10.03(f).

“Tax Costs” has the meaning set forth in Section 10.03(f).

“Taxes” has the meaning set forth in Section 2.12(a).

“Total Borrower Capitalization” means, on any date of determination, the sum of (a) the Aggregate Adjusted Borrowing Value plus (b) the aggregate amount of principal deposits in the Custodial Account.

“Total Leverage Ratio” means, with respect to any Warehouse Asset for any period, the meaning of “Total Leverage Ratio” or any comparable definition in the Underlying Instruments for each Warehouse Asset, and in any case that “Total Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) indebtedness less Unrestricted Cash, in each case, as of the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Warehouse Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Warehouse Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, as calculated by the Warehouse Collateral Manager in accordance with the Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that “seller notes”, or similar contingent earn-out payments not included in the loan-level compliance certificates’ total leverage calculations, for any facility shall be excluded from the calculation of the Total Leverage Ratio.

“Transactions” means the execution, delivery and performance by the Borrower of the Credit Documents, the borrowing of Advances, the acquisition and Liquidation of Warehouse Assets and the use of the proceeds thereof as provided hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Underlying Instruments” means the loan agreement, credit agreement or other agreement pursuant to which a Warehouse Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Warehouse Asset or of which the holders of such Warehouse Asset are the beneficiaries.

“Unrestricted Cash” means, (a) with respect to any Warehouse Asset, the meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for the applicable Warehouse Asset and (b) in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

“Value Adjustment Event” means, with respect to any Warehouse Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(a)          (i) the Cash Interest Coverage Ratio with respect to such Warehouse Asset (other than in the case of a Recurring Revenue Loan) on any date reported under the Underlying Instrument decreases by more than 20.0% from the Cash Interest Coverage Ratio as calculated on the applicable Cut-Off Date, (ii) the Total Leverage Ratio with respect to such Warehouse Asset (other than in the case of a Recurring Revenue Loan) on any date reported under the Underlying Instrument increases by more than 20.0% from the same Total Leverage Ratio as calculated on the applicable Cut-Off Date, or (iii) in the case of any Recurring Revenue Loan, the Debt-to-Recurring-Revenue Ratio with respect to such Warehouse Asset on any date reported under the Underlying Instrument increases by more than 20.0% from the Debt-to-Recurring-Revenue Ratio calculated on the applicable Cut-Off Date;

(b)          an Obligor payment default occurs under such Warehouse Asset that continues and has not been cured after giving effect to any grace period applicable thereto;

(c)          any default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor;

(d)          a Bankruptcy Event with respect to the related Obligor (after giving effect to any applicable grace or cure period thereunder);

(e)          the related Obligor fails to deliver to the Borrower or the Warehouse Collateral Manager any financial reporting information (i) as required by the Underlying Instruments of such Warehouse Asset (after giving effect to any applicable grace or cure period thereunder) and (ii) with a frequency of at least quarterly, but which shall in no case exceed forty-five (45) days after the end of each quarter and one hundred and twenty (120) days after the end of each fiscal year (unless waived or otherwise agreed to by the Administrative Agent in its sole discretion in writing);

(f)           the occurrence of a Material Modification with respect to such Warehouse Asset;

(g)          with respect to any Recurring Revenue Loan, the related Obligor’s Recurring Revenue is less than the minimum covenant, if any, specified in the Underlying Instrument; or

(h)          the Warehouse Collateral Manager determines that all or a material portion of such Warehouse Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Warehouse Collateral Manager and the Management Standard.

“Warehouse Asset” means any loan owned by the Borrower as of such date of determination or for which the Borrower has entered into a commitment to purchase.

“Warehouse Asset Schedule” means the Warehouse Asset Schedule identifying the Warehouse Assets delivered by the Borrower or Warehouse Collateral Manager to the Collateral Agent and the Administrative Agent. Each such schedule shall set forth the applicable information specified on Schedule 2, which shall also be provided to the Collateral Agent in electronic format acceptable to the Collateral Agent.

“Warehouse Closing Date” has the meaning set forth in the preamble.

“Warehouse Collateral Management Agreement” means that certain Warehouse Collateral Management Agreement, dated as of July 20, 2018, by and between the Borrower and the Warehouse Collateral Manager, without regard to any amendments or supplements thereto to which the Administrative Agent has not consented in writing.

“Warehouse Collateral Manager” has the meaning set forth in the recitals.

“Warranty Breach Event” means, as to any Warehouse Asset, (a) the discovery that, as of the related Cut-Off Date, such Warehouse Asset did not satisfy the Eligibility Criteria or there otherwise existed a breach of any representation or warranty in Section 4.01 relating to such Warehouse Asset or (b) the Borrower fails to satisfy Section 5.02 with respect to such Warehouse Asset.

“Warranty Breach Warehouse Asset” means any Warehouse Asset with respect to which a Warranty Breach Event has occurred.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Warehouse Assets included in the Aggregate Adjusted Borrowing Value, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Warehouse Asset by (ii) such Warehouse Asset’s contribution to the Aggregate Adjusted Borrowing Value and dividing (b) such sum by the Aggregate Adjusted Borrowing Value.

SECTION 1.02.         UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms defined in the UCC are used in this Agreement as defined therein.

SECTION 1.03.         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.         Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

SECTION 1.05.         Reporting.

(a)          Manager Report. On the Reporting Date, the Warehouse Collateral Manager will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a monthly statement including (i) a Borrowing Base Certificate, (ii) a Warehouse Asset Schedule, (iii) a list of Warehouse Assets acquired, sold, substituted or released, (iv) the then-current calculation of each Concentration Limit and whether such Concentration Limit is passing or failing, (v) the percentage of Warehouse Assets with a rating derived from a Fitch rating and (vi) the then current calculation of the Diversity Score in respect of the Warehouse Assets (such monthly statement, a “Manager Report”), with respect to the last calendar day of the previous calendar month in the case of clauses (i) through (iii), signed by a Responsible Officer of the Warehouse Collateral Manager and the Borrower and substantially in the form of Exhibit D.

(b)          Warehouse Collateral Manager’s Certificate. Together with each Manager Report, the Warehouse Collateral Manager shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit E (a “Manager’s Certificate”), signed by a Responsible Officer of the Warehouse Collateral Manager, which shall include a certification by such Responsible Officer that no Event of Default or Default has occurred.

(c)          On each Business Day prior to the Maturity Date, the Collateral Agent shall deliver (including via e-mail) to the Warehouse Collateral Manager and the Administrative Agent a written report (calculated as of the close of business on the prior Business Day) containing the following information, together with such additional information reasonably requested by the Warehouse Collateral Manager or the Administrative Agent in writing (including via e-mail):

(i)          the amounts on deposit in the Custodial Account and the Reserve Account;

(ii)         the amount of any withdrawal from the Reserve Account since the last such report;

(iii)        the amount of all payments in respect of principal and interest, commitment fees and any other fees or other amounts received by the Borrower in respect of any Pledged Asset since the last such report;

(iv)        the aggregate outstanding principal amount of the Advances and the Available Facility Amount;

(v)         the amounts distributed pursuant to Sections 6.1 and 6.3 of the Security Agreement; and

(vi)        the settlement date of each Warehouse Asset;

provided, however, that if any of the foregoing information is not reasonably available as of the date of such report, such information may be omitted on such report; provided, further, that the Collateral Agent shall provide such information to the Warehouse Collateral Manager and the Administrative Agent promptly after such information becomes reasonably available to it.

(d)          In preparing the reports set forth in clause (c) above and Section 9.02(i), the Collateral Agent shall be entitled to conclusively rely on information it receives from the Warehouse Collateral Manager, including information contained in the reports set forth in clause (a) above, absent manifest error. In no event shall the Collateral Agent be liable for indirect, punitive, special or consequential damages or loss of any kind whatsoever (including by not limited to lost profits), even if the Collateral Agent has been advised of such loss or damage (and regardless of the form of action). Nothing herein shall obligate the Collateral Agent to determine (a) if a Warehouse Asset meets the criteria specified herein, (b) if the conditions for the purchase of a Warehouse Asset or the requirements specified in the definition of “Deliver” have been complied with, (c) the type or classification of any Warehouse Asset, or (d) the classification or Domicile of an obligor, any such determination in each case being based exclusively upon notification it receives from the Warehouse Collateral Manager.

(e)          The Warehouse Collateral Manager shall reasonably cooperate with the Collateral Agent in connection with the preparation by the Collateral Agent of the reports, calculations and other items set forth in clause (c) above and Section 9.02. Without limiting the generality of the foregoing, the Warehouse Collateral Manager shall supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Warehouse Assets and reasonably need to complete the reports required to be prepared by the Collateral Agent hereunder or otherwise required to permit the Collateral Agent to perform its obligations hereunder, including without limitation (a) the market value of any Warehouse Asset to the extent required hereunder and any other information that may be reasonably required with respect to, or as to the designation of, a Warehouse Asset and (b) if the condition for the purchase of a Warehouse Asset or the requirements specified in the definition of “Deliver” have been complied with. Further, nothing herein shall impose or imply a duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor of the Warehouse Assets is in default or in compliance with the underlying instruments governing or securing such assets. The Warehouse Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates in a manner consistent with the standard of performance applicable to the Warehouse Collateral Manager under the Warehouse Collateral Management Agreement. For the avoidance of doubt, the foregoing sentence shall not be interpreted to impose upon the Warehouse Collateral Manager any duties or obligations other than those expressly set forth in the Warehouse Collateral Management Agreement.

(f)           Borrowing Base Certificate. On the Business Day immediately following each date that the Assigned Value of a Warehouse Asset is changed, the Warehouse Closing Date, the date of any Advance, the date of any Discretionary Sale, the date that the Borrower or any of its Affiliates obtains knowledge of a Value Adjustment Event that causes an Assigned Value to decrease, each date on which a Borrowing Base Deficiency exists and the last day of the Revolving Period, the Warehouse Collateral Manager will deliver an adjusted Borrowing Base Certificate to the Administrative Agent and each Lender.

ARTICLE II

The Credits

SECTION 2.01.         Commitment. The Lenders agree to make Advances to the Borrower, from time to time on any Business Day during the period from and including the Effective Date to but excluding the Commitment Termination Date other than a Business Day on which a Borrowing Base Deficiency has occurred and is continuing, in an aggregate principal amount outstanding at any time that is up to, but not exceeding, the Borrowing Base, subject to the terms and conditions set forth herein. No Advance shall exceed the Available Facility Amount calculated immediately prior to giving effect to such Advance but calculated including all Advances that are expected to be made to fund Warehouse Assets that have been purchased but have not settled. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Advances. If and to the extent that there are multiple Lenders during the term of this Agreement, the relative Commitments of each such Lender shall be set forth in the assignment and assumption agreement relating to the assignment of the applicable existing Lender’s rights and obligations hereunder to the new Lender. In any event, the Commitments of the Lenders shall be several and not joint, no Lender shall have any duty whatsoever to make an Advance on behalf of any other Lender and the Administrative Agent shall have no duty whatsoever to make any Advance on behalf of any Lender.

SECTION 2.02.         Advances. Each Advance shall be in an aggregate amount that is not less than $250,000.

SECTION 2.03.         Requests for Borrowings; Authorization of Purchases. (a) The Warehouse Collateral Manager, on behalf of the Borrower, shall provide to the Administrative Agent (with a copy to the Lender and the Borrower) a notice by email in the form of Exhibit A-1 hereto (together with any attachments required in connection therewith, an “Approval Request”).

The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and to request additional information regarding any proposed Warehouse Asset. The Administrative Agent shall promptly notify the Warehouse Collateral Manager, the Collateral Agent and the Borrower in writing (including via email) whether each Approval Request has been approved or rejected by delivering to Borrower a notice in the form of Exhibit A-2 hereto (together with any attachments required in connection therewith, an “Approval Notice”). Any approval may be withdrawn at any time prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Warehouse Asset by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Warehouse Collateral Manager. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Warehouse Asset. Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each pre-approved asset specified in Exhibit A-1 (other than Purchase Price), together with a notice of intention to trade containing the par amount and purchase price of the Warehouse Asset(s) being acquired delivered on or prior to the Business Day preceding the proposed trade date.

(b)          On the date that any Delayed Drawdown Debt Obligation is acquired by the Borrower, the acquisition of which was approved by the Administrative Agent and the terms of which require additional payments to be made by the Borrower after the acquisition thereof, an amount equal to such additional payments required to be made shall be deposited into the Reserve Account from amounts in the Custodial Account; provided that, to the extent such amounts in the Custodial Account are not sufficient to cover the full amount of the potential additional payments, the Borrower shall request that the Lenders make an Advance in the amount necessary to cover the full amount of the potential additional payments on the date that such Delayed Drawdown Debt Obligation is acquired to be deposited into the Reserve Account (subject to the applicable dollar limitation set forth in the definition of the term Maximum Commitment). Such amounts shall be designated for the purpose of funding such additional payments and shall not be available for the purchase of any other Warehouse Assets. All amounts in the Reserve Account will be invested in Eligible Investments at the direction of the Warehouse Collateral Manager (or the Administrative Agent if an Event of Default has occurred). In the event no direction is received, the amounts in the Reserve Account shall remain uninvested. On the date that any additional payment is required to be made by the Borrower in connection with a Delayed Drawdown Debt Obligation, amounts will be withdrawn from the Reserve Account without further consent of the Administrative Agent and applied to make such additional payment. In the event that any Delayed Drawdown Debt Obligation is sold by the Borrower or the amount of potential additional payments in respect of a Delayed Drawdown Debt Obligation is irrevocably reduced, an amount equal to the amount of the applicable reduction in the Borrower’s potential additional payment obligations with respect to such Delayed Drawdown Debt Obligation will be transferred from the Reserve Account to the Custodial Account and treated as a prepayment of the applicable Warehouse Asset. If, at any time, the Administrative Agent determines that a Delayed Drawdown Debt Obligation is no longer eligible for the CLO, the Borrower shall Liquidate such Delayed Drawdown Debt Obligation in the manner set forth in Section 6.01(f) so as to minimize the number of additional payments the Borrower may be required to make with respect to such Delayed Drawdown Debt Obligation following the Administrative Agent’s determination of the Delayed Drawdown Debt Obligation’s ineligibility.

(c)          If the Warehouse Collateral Manager wishes to purchase a Warehouse Asset on behalf of the Borrower for which the Approval Request has been approved pursuant to clause (a) above with an Advance (including an Advance to be applied to the purchase of a Warehouse Asset constituting a Delayed Drawdown Debt Obligation and requiring the funding of such Advance to the Reserve Account pursuant to Section 2.03(b)), the Warehouse Collateral Manager on behalf of the Borrower shall, prior to noon, New York City time, on the date of such proposed settlement (which shall be a Business Day), provide to the Administrative Agent (with a copy to the Lenders, the Collateral Agent and the Borrower) a borrowing notice by email substantially in the form of Exhibit A-3 hereto (together with any attachments required in connection therewith, a “Borrowing Request”) relating to such proposed purchase; provided that, if such Borrowing Request is delivered later than noon on such Business Day, such Borrowing Request shall be deemed to have been received on the following Business Day. Each Borrowing Request shall include a statement with respect to each Warehouse Asset to which it relates indicating whether or not the seller of such Warehouse Asset is the Administrative Agent or any of its Affiliates.

SECTION 2.04.         Funding of Borrowings. Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof (which shall be a Business Day) by wire transfer of immediately available funds by (i) if the related Approval Request was delivered at least one Business Day prior to such date, 2:00 p.m., New York City time, and (ii) if the related Approval Request was delivered on such date, no later than the close of business on such date to the Custodial Account of the Borrower (or the Reserve Account, as applicable).

SECTION 2.05.         Termination of Commitment. The Commitment shall terminate on the Commitment Termination Date.

SECTION 2.06.         Repayment of Obligations; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to repay all Obligations on the earlier of (i) the Maturity Date and (ii) any other day upon which they become due and payable in accordance with the terms of the Credit Documents.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from (i) each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and (ii) in the case of the initial Lender, the amount of the Startup Expenses payable to MS&Co. and any other amounts payable to MS&Co. as described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO.

(c)          The entries made in the accounts maintained pursuant to Section 2.06(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of the Credit Documents and the Startup Expenses and any other amounts payable to MS&Co. as and to the extent described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO.

SECTION 2.07.         Prepayment of Advances.

(a)          The Borrower shall have the right at any time and from time to time to prepay the principal amount of any Advance, in whole or in part, subject to prior notice in accordance with Section 2.07(b); provided, that, any principal amount to be prepaid hereunder shall be equal to or greater than $500,000 and Advances shall be prepaid commencing with the longest outstanding Advance and ending with the most recent Advance. On any date on which an Advance is prepaid in accordance with the preceding sentence (each such date, a “Prepayment Date”), the Borrower shall, by applying solely Interest Proceeds it has received in respect of the Pledged Assets prior to such Prepayment Date or contributed amounts, pay any interest accrued in accordance with Section 2.08 in respect of the principal amount of any Advance being prepaid.

(b)          The Borrower shall notify the Administrative Agent, with a copy to the Collateral Agent, by email of each prepayment under this Section 2.07 not later than 11:00 a.m., New York City time, three (3) Business Days (or such shorter period as agreed by the Administrative Agent) before the related Prepayment Date. Each such notice shall specify the Prepayment Date, the principal amount of each Advance or portion thereof to be prepaid and the amount of interest to be paid with respect to each such Advance.

(c)          In addition, the Advances shall be repaid in the manner set forth in the Security Agreement.

SECTION 2.08.         Interest. (a)  Each Advance shall bear interest at the LIBO Rate plus (x) with respect to any day during the period from and including the Warehouse Closing Date to, but excluding, the last day of the Revolving Period, 1.90% per annum and (y) with respect to any day thereafter, 2.15% per annum, in each case, for each day that such Advance is outstanding.

(b)          Notwithstanding the foregoing, if there are insufficient funds available in the Custodial Account to pay any interest on any Advance or any other amounts on any Interest Payment Date (other than the Maturity Date), then such amount shall not be then due and payable (and no Event of Default shall occur due to such failure to pay) and shall be deferred and bear interest, at a rate per annum equal to the rate otherwise applicable to such Advance as provided in the preceding paragraph. All accrued and unpaid interest on Advances shall be due and payable on the earlier of the first Interest Payment Date on which sufficient funds are available in the Custodial Account to pay such interest and the Maturity Date.

(c)          Notwithstanding the provisions of clause (a) above, if any principal of or interest on any Advance or any fee payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest, at a rate per annum equal to 2% plus the rate otherwise applicable to such Advance as provided in clause (a) above.

(d)          Subject to clause (b) above, accrued interest on each Advance shall be payable in arrears on each Interest Payment Date for such Advance and, with respect to prepayments made in accordance with Section 2.07, upon the date of such prepayment; provided, that, interest accrued pursuant to clause (c) of this Section shall be payable on demand. For the avoidance of doubt, in the event that a Warehouse Asset is purchased with accrued interest, commitment fee or any other fees thereon, the Borrower shall nevertheless apply all amounts it receives in respect of interest, commitment fees and any other fees from such Warehouse Asset in accordance with Article VI of the Security Agreement.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days and the actual number of days in such period.

SECTION 2.09.         Borrowing Base Deficiency Payments.

(a)          In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the date on which the aggregate outstanding principal amount of the Advances outstanding have been repaid in full and all other Obligations have been paid in full, any Borrowing Base Deficiency exists, then the Borrower shall eliminate such Borrowing Base Deficiency in its entirety within three (3) Business Days of the earlier of (x) the Borrower acquiring knowledge of such Borrowing Base Deficiency and (y) the Borrower receiving written notice from the Administrative Agent of such Borrowing Base Deficiency by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in U.S. dollars as principal collections in the Custodial Account (or any subaccount thereof), (ii) repay Advances outstanding and/or (iii) subject to the approval of the Administrative Agent, in its sole discretion, Grant additional Warehouse Assets. For the avoidance of doubt, the Borrower may cure a Borrowing Base Deficiency using any combination of clauses (i), (ii), (iii) and (iv) above.

(b)          No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances outstanding or Grant of additional Warehouse Assets pursuant to Section 2.09(a), the Borrower (or the Warehouse Collateral Manager on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent) notice of such repayment or Grant and a duly completed Borrowing Base Certificate, updated to the date such repayment or Grant is being made and giving pro forma effect to such repayment or Grant, and (ii) to the Administrative Agent, if applicable, a description of any Warehouse Asset and each Obligor of such Warehouse Asset to be Granted and an updated Warehouse Asset Schedule. Any notice pertaining to any repayment or any Grant pursuant to this Section 2.10 shall be irrevocable.

SECTION 2.10.         Payments.

(a)          Any and all payments made by the Borrower under the Credit Documents shall be made in U.S. dollars. Each party hereto agrees that the Available Amount and all such other amounts described in Article VI of the Security Agreement shall be applied in accordance with the priority of payments set forth in Article VI of the Security Agreement and otherwise in accordance with the Credit Documents. The Lenders and the Administrative Agent hereby instruct the Collateral Agent to apply the Available Amount and all such other amounts described in Article VI of the Security Agreement in accordance with Article VI of the Security Agreement and otherwise in accordance with the Credit Documents.

SECTION 2.11.         Increased Costs.

(a)          Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Rate:

(i)          the Administrative Agent determines, which determination shall be conclusive, that quotations of rates for the relevant deposits referred to in the definition of “LIBO Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate for Advances as provided herein;

(ii)         the Administrative Agent determines, which determination shall be conclusive, that the relevant rate referred to in the definition of “LIBO Rate” in Section 1.01 hereof upon the basis of which the interest rate for Advances is to be determined is not likely to adequately cover the cost to the Lenders of making or maintaining Advances; or

(iii)        it becomes unlawful for any Lender to honor its obligation to make or maintain Advances hereunder using a LIBO Rate;

then the Administrative Agent shall give the Borrower (and the Warehouse Collateral Manager) prompt notice thereof and, so long as such condition remains in effect, the Borrower shall either pay the aggregate outstanding principal amount of all Advances then outstanding or pay additional interest on the Advances at a rate per annum equal to the floating rate index which the Administrative Agent reasonably determines to be generally applicable to secured financings and/or collateralized loan transactions paying interest based on 1-month LIBOR on the relevant date of determination plus the spread over the LIBO Rate set forth in Section 2.08(a) hereof.

SECTION 2.12.         Taxes.

(a)          Except as otherwise required by law or in connection with FATCA, all payments made by the Borrower under this Agreement shall be made free and clear of and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”). If any such Taxes other than Excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable hereunder, the sum payable by the Borrower shall be increased as necessary so that after any deduction or withholding on account of such Non-Excluded Taxes has been made the amount received equals an amount equal to the sum the recipient would have received had no such deduction or withholding been made. The Borrower shall pay all Borrower Tax Obligations. As promptly as practicable after the payment of any Borrower Tax Obligation by the Borrower, the Borrower shall, if available, furnish to the Lenders and the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Borrower Tax Obligation. The Borrower shall indemnify the Lenders for any Borrower Tax Obligation levied, imposed or assessed on (and whether or not paid directly by) the Lenders whether or not such Borrower Tax Obligation is correctly or properly asserted by the relevant Governmental Authority, promptly upon notice thereof by any Lender. In addition, the Borrower shall, within ten (10) days after written demand by a Lender, indemnify the Lenders for any incremental taxes that may become payable by a Lender as a result of any failure of the Borrower to pay any Non-Excluded Taxes or Borrower Tax Obligations, when due to the appropriate Governmental Authority or to deliver to such Lender documentation evidencing the payment of the Borrower Tax Obligations in accordance with this Section 2.12(a).

(b)          If a Lender shall become aware that it is entitled to claim a refund or credit from a Governmental Authority in respect of Non-Excluded Taxes or Borrower Tax Obligations as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall notify the Borrower of the availability of such refund claim or credit and shall make a claim as soon as practicable to such Governmental Authority for such refund or credit at the Borrower’s expense. If a Lender receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) or credit in respect of any Non-Excluded Taxes or Borrower Tax Obligations as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall within thirty (30) days from the date of such receipt pay over the amount of such refund or credit to the Borrower, net of all reasonable out-of-pocket expenses of the Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of a Lender, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to that Lender in the event the Lender is required to repay such refund to such Governmental Authority.

(c)          If a Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement or any other Credit Document, it shall deliver to the Borrower, at the time reasonably requested by the Borrower (with a copy to the Collateral Agent), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender. Notwithstanding the above, (i) any Lender that is a U.S. person under the Code shall deliver to the Borrower, the Collateral Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax, (ii) any Lender that is not a U.S. person under the Code shall deliver to the Borrower, the Collateral Agent and the Administrative Agent (in such number of copies as shall be requested by the Borrower, the Collateral Agent or the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or the Administrative Agent), any of the following: (A) with respect to payments of interest under this Agreement or any other Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an income tax treaty to which the United States is a party and (y) with respect to any other applicable payments under this Agreement or any other Credit Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of an income tax treaty to which the United States is a party; (B) executed copies of IRS Form W-8ECI; or (C)(x) a certificate to the effect that such person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(A) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax (including any other applicable attachments, (iii) any Lender that is not a U.S. person under the Code shall, at the request of the Borrower, the Collateral Agent or Administrative Agent, and to the extent it is legally entitled to do so, deliver to the Borrower, the Collateral Agent or Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower, the Collateral Agent or Administrative Agent) on or prior to the date on which such person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Collateral Agent or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, the Collateral Agent or Administrative Agent to determine the withholding or deduction required to be made, and (iv) each Lender and the Administrative Agent shall provide any information that is requested by the Borrower in connection with FATCA.

(d)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12(a) with respect to itself, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Advances affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.12(d) shall affect or postpone any of the obligations of the Borrower or the rights of such Lender pursuant to Section 2.12(a).

(e)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.12 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)           If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.12(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          Each party’s obligations under this Section 2.12 shall survive the payment of all the Borrower’s obligations to the Lenders under the Credit Documents and termination of the Credit Documents.

SECTION 2.13.         Discretionary Sales.

(a)          The Borrower shall be permitted to sell Warehouse Assets to Persons from time to time prior to the declaration or automatic occurrence of the Maturity Date (such sale, a “Discretionary Sale”); provided that (i) the proceeds of such sale shall be deposited into the Custodial Account, (ii) any sale to an Affiliate of the Borrower meets the requirements set forth in Section 2.13(b) below, (iii) after giving effect to any such sale, no Borrowing Base Deficiency shall exist and (iv) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes a Default.

(b)          Notwithstanding anything to the contrary set forth herein or in any other Credit Document, an Affiliate of the Borrower shall not reacquire from the Borrower and the Borrower shall not transfer to an Affiliate of the Borrower and no Affiliate of the Borrower will have a right or ability to purchase, the Warehouse Assets of the Borrower without the prior written consent of the Administrative Agent, and any such transactions shall be at arm's-length and subject to the further conditions that (i) all such sales must be at a price for each Warehouse Asset at least equal to the outstanding principal balance of such Warehouse Asset multiplied by the respective Assigned Value or, in the event a Value Adjustment Event has occurred with respect to such Warehouse Asset, the "fair market value" of such Warehouse Asset and (ii) before and after giving effect to such sale, no Borrowing Base Deficiency shall exist.

SECTION 2.14.         Repurchase or Substitution of Warranty Breach Warehouse Assets.

(a)          If on any day a Warehouse Asset is (or becomes) a Warranty Breach Warehouse Asset, no later than three (3) Business Days following the earlier of knowledge by the Borrower of such Warehouse Asset becoming a Warranty Breach Warehouse Asset or receipt by the Borrower from the Administrative Agent or the Warehouse Collateral Manager of written notice thereof, the Borrower shall either:

(i)          make a deposit to the Custodial Account in immediately available funds in an amount equal to the lesser of (A) the sum of (x) (i) the Purchase Price (calculated without giving effect to the proviso in the definition thereof) of such Warehouse Asset, multiplied by (ii) the outstanding principal balance of such Warehouse Asset, plus (y) any expenses or fees with respect to such Warehouse Asset and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Warehouse Asset of any Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower) and (B) the amount necessary to cure any Borrowing Base Deficiency resulting from such Warranty Breach Warehouse Asset; provided that (X) the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements and (Y) the deposit of such funds into the Custodial Account may result from the sale of such Warranty Breach Warehouse Asset;

(ii)         with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Breach Warehouse Asset a Substitute Warehouse Asset (provided that after such substitution no Borrowing Base Deficiency exists); or

(iii)        in the case that no Borrowing Base Deficiency would exist if such Warranty Breach Warehouse Asset was not a Warehouse Asset, such Warranty Breach Warehouse Asset may be distributed to Golub Capital BDC 2010-1 Holdings LLC.

(b)          Upon confirmation of the deposit of the amounts set forth in Section 2.14(a)(i) into the Custodial Account or the delivery by the Borrower of a Substitute Warehouse Asset for each Warranty Breach Warehouse Asset pursuant to Section 2.14(a)(ii) (the date of such confirmation or delivery, the “Release Date”), such Warranty Breach Warehouse Asset and any Related Collateral shall be removed from the Collateral and, as applicable, the Substitute Warehouse Asset and any Related Collateral shall be included in the Collateral. On the Release Date of each Warranty Breach Warehouse Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Breach Warehouse Asset and any Related Collateral and all future monies due or to become due with respect thereto.

SECTION 2.15.         Conditions to Sales, Substitutions and Repurchases.

Any sales, substitutions or repurchases effected pursuant to Section 2.13 or Section 2.14 shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i)          the Borrower shall deliver a Borrowing Base Certificate and an updated Warehouse Asset Schedule to the Administrative Agent in connection with such sale, substitution or repurchase;

(ii)         the Borrower shall deliver a list of all Warehouse Assets to be sold, substituted, repurchased;

(iii)        no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Warehouse Assets to be sold, repurchased or substituted;

(iv)        the Borrower shall (A) with respect to sales, give one (1) Business Day’s notice of such sale to the Administrative Agent and Collateral Agent and (B) with respect to substitutions, have received an Approval Notice for each Warehouse Asset added to the Collateral on the related Cut-Off Date;

(v)         the Borrower shall notify the Administrative Agent of any amount to be deposited into the Custodial Account in connection with any sale, substitution or repurchase;

(vi)        the representations and warranties contained in Sections 4.01 hereof shall continue to be correct in all respects, except to the extent relating to an earlier date;

(vii)       any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Warehouse Assets hereunder shall comply with the requirements set forth in Section 2.07; and

SECTION 2.16.         Limitations on Sales and Substitutions.

The outstanding principal balance of all Warehouse Assets (other than Warranty Breach Warehouse Assets) sold pursuant to Section 2.13(a) during the preceding period of twelve (12) calendar months (or for the first twelve (12) calendar months after the Warehouse Closing Date, during the period commencing on the Warehouse Closing Date), after giving effect to such substitution or sale, is not greater than 20% of the Total Borrower Capitalization as of the first day of such twelve (12) calendar month period (or as of the Warehouse Closing Date, as the case may be); provided that the outstanding principal balance of all Warehouse Assets (other than Warranty Breach Warehouse Assets) sold to Affiliates of the Borrower pursuant to Section 2.13(a) whose Assigned Value was not reduced by the Administrative Agent after the applicable Cut-Off Date during the preceding period of twelve (12) calendar months (or for the first twelve (12) calendar months after the Warehouse Closing Date, during the period commencing on the Warehouse Closing Date), after giving effect to such substitution, release or sale, is not greater than 10% of the Total Borrower Capitalization as of the first day of such twelve (12) calendar month period (or as of the Warehouse Closing Date, as the case may be). The outstanding principal balance of all Defaulted Assets (other than Warranty Breach Warehouse Assets) sold pursuant to Section 2.13(a)  to an Affiliate of the Borrower during the preceding period of twelve (12) calendar months (or for the first twelve (12) calendar months after the Warehouse Closing Date, during the period commencing on the Warehouse Closing Date), after giving effect to such substitution or sale, is not greater than 10% of the Total Borrower Capitalization as of the first day of such twelve (12) calendar month period (or as of the Warehouse Closing Date, as the case may be). Notwithstanding the foregoing, the Borrower shall be permitted to sell any Defaulted Asset, Margin Stock or Equity Security to Persons other than Affiliates of the Borrower pursuant to Section 2.13(a) at any time; provided that, during the continuance of an Event of Default, the prior written consent of the Administrative Agent shall be required for any such sale.

ARTICLE III

[Reserved]

ARTICLE IV

Representations and Warranties

SECTION 4.01.         Representations and Warranties of the Borrower.

The Borrower represents and warrants to the Administrative Agent, the Lenders and the Equity Investors, as of the Warehouse Closing Date and the date of each Advance, that:

(a)          Organization; Powers. It is a limited liability company duly formed and validly existing and in good standing under the laws of its jurisdiction of organization and has the full limited liability company power and authority to own its assets, to enter into the Credit Documents and to perform the Transactions.

(b)          Authorization; Enforceability. The Transactions have been duly authorized by all necessary limited liability company and, if required, shareholder action. The Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the memorandum and articles of association or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than the Lien on such assets created by the Security Agreement).

(d)          Financial Condition. As of the Warehouse Closing Date, the Borrower (i) has no existing material liabilities or contingent obligations except under the Credit Documents and (ii) has no Subsidiaries.

(e)          Litigation. No actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to result in a Material Adverse Effect.

(f)           Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred or is continuing.

(g)          Investment Company Status. The Borrower is not required to register as an “investment company” under the Investment Company Act.

(h)          Disclosure. The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates have been furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of the Credit Documents or delivered thereunder other than to the extent such information has been requested by a Lender.

(i)           No Default. With respect to each Warehouse Asset, no Value Adjustment Event has occurred and such Warehouse Asset is not a Defaulted Asset as of the date on which the Borrower entered into an irrevocable commitment to purchase it.

(j)           Eligibility. With respect to each Warehouse Asset, as of the date on which the Borrower entered into an irrevocable commitment to purchase it, such Warehouse Asset satisfies the Eligibility Criteria and the Concentration Limits set forth in Exhibit B.

(k)          Valid Security Interest. With respect to each Warehouse Asset, as of the date on which the Borrower entered into an irrevocable commitment to purchase it, the applicable governing documents do not prohibit the Granting and perfection of a first priority security interest in such Warehouse Asset.

(l)           Borrower Sophistication. The Warehouse Collateral Manager (acting on behalf of the Borrower) is a sophisticated purchaser with respect to interests in the Warehouse Assets and none of the Lenders nor the Administrative Agent have given any investment, legal or other advice or rendered any opinion as to whether the purchase of any Warehouse Asset is prudent, and the Borrower is not relying on any representation, warranty, investment, legal or other advice by any Lender or the Administrative Agent except as expressly set forth in this Agreement.

(m)         Withholding Tax Forms. The Borrower has completed and delivered, or the Warehouse Collateral Manager has completed and delivered on its behalf, to such parties as are necessary, such withholding forms as are required of it by the documents governing such Warehouse Assets, the taxing authorities of the United States, or other jurisdictions, if applicable, to establish that no distribution under any documents governing such Warehouse Assets shall be subject to withholding taxes imposed by the taxing authorities of the United States, or other jurisdictions, if applicable.

(n)          No Fiduciary Duty. The Borrower acknowledges that none of the Administrative Agent, the Collateral Agent, the Securities Intermediary, any Lender or any of a Lenders’ Affiliates shall have any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to the Borrower, any Equity Investor or any of the Related Companies.

(o)          No Plan Assets.  The Borrower is neither (a) an “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibilities provisions of ERISA, a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity or a “benefit plan investor” as such term is otherwise defined in any regulations promulgated by the U.S. Department of Labor under Section 3(42) of ERISA nor (b) a governmental, church, non-U.S. or other plan which is subject to any federal, state, local or non-U.S. law substantially similar to the provision of Section 406 of ERISA or Section 4975 of the Code.

(p)          Anti-Terrorism; OFAC; Anti-Corruption.

(i)          None of the Borrower nor any of its Affiliates nor, to the knowledge of the Borrower, any Obligor (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC's list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.

(ii)         None of the Borrower nor any of its Affiliates (i) is a Politically Exposed Person, immediate family member of a Politically Exposed Person or close associate of a Politically Exposed Person; or (ii) a foreign shell bank. For purposes of the forgoing, "foreign shell bank" means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)        No part of the proceeds of any Advance will be used by the Borrower or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable anti-money laundering laws, rules or regulations, including the Patriot Act, as amended (collectively, "Anti-Money Laundering Laws"); or (iii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation by any Person of any Sanctions.

(iv)        No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

(v)         The Borrower acknowledges by executing this Agreement that the Lenders (or the Administrative Agent on their behalf) have notified the Borrower that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Borrower or any Person owning twenty-five percent (25%) or more of the direct or indirect equity interests of the Borrower (including the name and address of such Person) in accordance with the Patriot Act.

(q)          Instructions to Obligors. The Custodial Account is the only account to which Obligors, agent banks or administrative agents on the Warehouse Assets have been instructed by the Borrower, or the Warehouse Collateral Manager on the Borrower’s behalf, to send principal collections and interest collections on the Collateral. The Borrower has not Granted any Person other than the Collateral Agent, on behalf of the Secured Parties, a Lien on the Custodial Account.

(r)           Collections. The Borrower acknowledges that all collections received by it or its Affiliates with respect to the Collateral Granted hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Custodial Account within two (2) Business Days after receipt as required herein.

ARTICLE V

Conditions

SECTION 5.01.         Effective Date. This Agreement shall not become effective until the date (such date, the “Effective Date”) that each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)          The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization, execution and delivery of the Credit Documents, the Transactions and any other legal matters relating to the Borrower, the Equity Investors, the Warehouse Collateral Manager, the Credit Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)          The Administrative Agent shall have received copies of the other Credit Documents, each duly executed by each party thereto, together with evidence satisfactory to the Administrative Agent (and its counsel) that, upon the filing and recording of instruments delivered as of the Warehouse Closing Date, the Collateral Agent (for the benefit of the Administrative Agent and Lenders) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by the Borrower or the Equity Investors, as applicable, as the Administrative Agent may request with respect to the perfection of the Collateral Agent’s first priority security interests in the Collateral (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Collateral Documents) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name the Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those filed in accordance with the Collateral Documents.

(d)          The Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule 1 hereto, each in form and substance satisfactory to the Administrative Agent and each Lender.

(e)          The Borrower shall have paid in full all fees then required to be paid, including the Administrative Agent Fee and all other fees required hereunder and under the applicable Credit Documents and shall have reimbursed the Lenders, the Administrative Agent and the Collateral Agent for all fees, costs and expenses of closing the Transactions contemplated hereunder and under the other Credit Documents, including the attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent.

SECTION 5.02.         Each Borrowing. The obligation of the Lenders to make an Advance on the occasion of any Borrowing is subject to the satisfaction of the following conditions on and as of the date of such Borrowing:

(a)          The representations and warranties of the Borrower and the Equity Investors set forth in the Credit Documents and of the Warehouse Collateral Manager set forth in the Warehouse Collateral Management Agreement shall be true and correct.

(b)          The covenants of the Borrower and the Equity Investors set forth in the Credit Documents and of the Warehouse Collateral Manager set forth in the Warehouse Collateral Management Agreement shall not have been breached.

(c)          At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(d)          The Administrative Agent shall have received an Approval Request (if applicable) and a Borrowing Request as set forth in Section 2.03 and such other documents and certificates as the Administrative Agent or its counsel may reasonably request, and the Borrower shall have received an Approval Notice from the Administrative Agent.

(e)          Each Warehouse Asset to be acquired by the Borrower satisfies the Eligibility Criteria and the Concentration Limits.

(f)           The Minimum Equity Amount shall have been (x) applied to purchase Warehouse Assets or (y) deposited into the Reserve Account and applied as set forth in Section 2.03(b).

(g)          Prior to the Pricing Date, at the time of such Borrowing, no Borrowing Base Deficiency shall have occurred and be continuing.

(h)          For the avoidance of doubt, the Commitment Termination Date shall not have occurred.

Each Borrowing Request shall be deemed to constitute a representation and warranty by (i) the Borrower on the date thereof as to the matters specified in this Section 5.02 and (ii) by each Equity Investor on the date thereof as to the matters specified in Section 5.02(a) and Section 5.02(b).

Notwithstanding anything herein to the contrary, all parties acknowledge that the Indenture, dated as of July 16, 2010 (the “Indenture”), by and between the Borrower, as issuer thereunder, and U.S. Bank National Association, related rights and obligations, debts and security interest granted thereunder are and will be outstanding for a reasonable amount of time necessary to discharge the same.

ARTICLE VI

Affirmative Covenants

SECTION 6.01.         Affirmative Covenants of the Borrower. Until the payment in full of the Administrative Agent Fee and all other the Obligations (other than contingent obligations for which no claim has been asserted), the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

(a)          Notices of Material Events. The Borrower will furnish or cause to be furnished to the Administrative Agent prompt written notice of the occurrence of any Default or any other development with respect to the Borrower or the Warehouse Assets of which it is aware that would reasonably be expected to result in a Material Adverse Effect (or, without limitation, any judgment against the Borrower). Each notice delivered under this Section 6.01(a) shall be accompanied by a statement of an officer of the Warehouse Collateral Manager setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b)          Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. The Borrower shall (i) ensure that all corporate or other formalities regarding its existence (including holding board of directors’ and shareholders’, or other similar, meetings to the extent required) or registrations are followed, (ii) maintain its books and financial statements and records separate from the books and financial statements, if any, and records of any other Person or entity and (iii) conduct its business, and otherwise hold itself out to the public, in its own name, as a separate and independent entity.

(c)          Payment of Taxes. The Borrower will duly and timely pay and discharge all material taxes which might become a Lien upon any of its properties or assets except to the extent that such items are being in good faith appropriately contested and appropriate reserves are being set aside.

(d)          Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)          Use of Proceeds. The Borrower will use the proceeds of each Advance made pursuant to this Agreement to (x) settle purchased Warehouse Assets, (y) deposit into the Reserve Account to be applied as set forth in Section 2.03(b) and (z) to make distributions. The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make a distribution of (A) amounts paid to it pursuant to Article VI of the Security Agreement or (B) the proceeds of any Advance. The Borrower will use the Minimum Equity Amount only to (i) settle purchased Warehouse Assets, (ii) make a deposit into the Reserve Account to be applied as set forth in Section 2.03(b) or (iii) to repay Advances. The Borrower shall cause all Warehouse Assets to be credited to, and all amounts received in respect of the Warehouse Assets to be deposited in, the Custodial Account.

(f)           Eligibility of Warehouse Assets. Subject to Section 7.04(b), the Borrower will use commercially reasonable efforts to Liquidate all Defaulted Assets and any other assets declared ineligible for the CLO by the Administrative Agent as soon as reasonably practicable following such default or determination of such status.

(g)          Sales and Repayments of Warehouse Assets. If any Warehouse Asset is Liquidated by the Borrower or the Borrower receives any repayment of principal in respect of any Warehouse Asset, the proceeds thereof shall be applied in accordance with Article VI of the Security Agreement.

(h)          Notice of Material Modification. If the Borrower or Warehouse Collateral Manager obtains knowledge of a Material Modification, the Warehouse Collateral Manager will give prompt notice thereof to the Administrative Agent.

(i)           Rule 17g-5 Compliance. The Borrower has complied, and will comply, with all undertakings related to Rule 17g-5 made by it or on its behalf to each rating agency hired to provide the initial credit ratings on the CLO Securities.

(j)           Beneficial Ownership Certification. The Borrower shall deliver promptly following the request of the Administrative Agent, an updated Beneficial Ownership Certification.

(k)          Indenture. The Borrower shall use commercially reasonable efforts to discharge the Indenture as soon as possible.

(l)           The Borrower shall provide the Administrative Agent and each Lender with (i) copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement, (ii) evidence of the termination of any Liens against the Borrower (including without limitation the filing, on or prior to the Warehouse Closing Date, of any UCC amendment statements to terminate any UCC financing statement filed against the Borrower) in connection with any prior securitization entered into by the Borrower and (iii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the applicable "know your customer" requirements under the Patriot Act or other applicable Anti-Money Laundering Laws.

ARTICLE VII

Negative Covenants

Until the payment in full of the Obligations (other than contingent Obligations for which no claim has been asserted), the Borrower covenants and agrees with the Administrative Agent and the Lenders that without the prior written consent of the Administrative Agent (which consent may be withheld in the sole and absolute discretion of the Administrative Agent):

SECTION 7.01.         Indebtedness. The Borrower will not incur any liability or contingent obligation (other than fees and expenses under an administration agreement with its administrator in its jurisdiction of incorporation, or Independent Manager), except as contemplated by the Credit Documents, and will not create any Subsidiaries or have any other Affiliates other than any Subsidiary formed to be co-issuer of the CLO Securities.

SECTION 7.02.         Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except as contemplated by the Credit Documents.

SECTION 7.03.         Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets except as contemplated by the Credit Documents and the Warehouse Collateral Management Agreement.

SECTION 7.04.         Purchase and Sale of Warehouse Assets. (a) The Borrower shall not purchase or enter into any commitments to purchase any Warehouse Assets prior to the Effective Date. After the Effective Date, the Borrower shall not purchase or enter into any commitments to purchase any Warehouse Assets if the Aggregate Traded Amount would equal or exceed the Maximum Commitment.

(b)          The Borrower shall not purchase any Warehouse Asset without the prior written consent of the Administrative Agent, which consent will be provided or withheld in the sole discretion of the Administrative Agent. Prior to the Pricing Date, the Borrower shall not enter into any commitment to acquire any Warehouse Assets on any date on which a Borrowing Base Deficiency has occurred and is continuing. For the avoidance of doubt, prior to the earlier of the occurrence of an Event of Default and the Maturity Date, the Borrower may, at the direction of the Warehouse Collateral Manager, sell Warehouse Assets without the consent of the Administrative Agent, but shall provide notice of any such sale as soon as reasonably practicable before (or, if not practicable, after) the trade date for each such sale; provided that, on any date on which a Borrowing Base Deficiency has occurred, the Borrower may not sell any Warehouse Asset at a price that is less than the Borrower’s Purchase Price therefor (in the case of both the Purchase Price and the sale price, exclusive of purchased accrued interest) without the prior written consent of the Administrative Agent.

(c)          The Borrower will not purchase any Warehouse Asset from the Administrative Agent or any of its Affiliates with the proceeds of any Advance made by Morgan Stanley Bank, N.A. in its capacity as a Lender; provided that the unintentional violation of this provision shall not constitute an Event of Default so long as the Warehouse Collateral Manager, on behalf of the Borrower, uses commercially reasonable efforts to cancel any trade which it determines to be in violation of this covenant prior to the date of settlement of such trade.

SECTION 7.05.         Separate Existence. The Borrower shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (a) the Borrower shall not have any Subsidiaries without the prior written consent of the Administrative Agent and (b) the Borrower shall not (i)(A) have any employees, engage in any transaction with any shareholder that would constitute a conflict of interest or pay dividends; provided that the foregoing shall not prohibit the Borrower from entering into the Transactions contemplated by its administration agreement with its corporate administrator or (B) pay any amounts other than in accordance with the terms of the Collateral Documents, (ii) commingle its funds with those of any other Person or entity; or (iii) hold itself out as being liable for the debts of any other entity.

SECTION 7.06.         Other Business. The Borrower will not engage in any business, undertake any activity or enter into any transaction other than the Transactions contemplated by the Credit Documents, or other such acts or transactions customarily undertaken or consummated in connection with the issuance of securities under a collateralized loan obligation transaction; provided that (i) the Borrower may enter into other agreements with MS&Co. or its Affiliates and (ii) with the consent of the Administrative Agent, the Borrower may enter into a purchase and sale agreement or other similar agreement in connection with the origination of certain assets proposed to be included in the CLO, and, in each case, neither such agreement nor the transactions contemplated thereby shall constitute a violation of this Section 7.06 specifically or this Article VII generally.

SECTION 7.07.         Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub clauses (i) through (v) (inclusive) of Section 4.01(p) shall be deemed here restated and, mutatis mutandis, construed as covenants made and given under this Section 7.07.

SECTION 7.08.         Change of Jurisdiction, Location or Name. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, "doing business as" names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such legal opinions and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing.

ARTICLE VIII

Events of Default

SECTION 8.01.         Events of Default.

Each of the following events shall be an Event of Default:

(a)          the Borrower shall fail to pay (i) any principal of any Advance, (ii) the Administrative Agent Fee and/or (iii) the Startup Expenses or any other amount that is payable to MS&Co. as described under the Engagement Letter and agreed to by the Borrower in definitive documentation relating to the CLO, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Advance or any other amount payable under any Credit Document when and as the same shall become due and payable;

(c)          a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.09;

(d)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Equity Investor in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and the Borrower fails to cure such breach within ten (10) Business Days after becoming aware of or receiving written notice from the Administrative Agent of such breach;

(e)          the Borrower or any Equity Investor shall fail to observe or perform in any material respect any covenant, condition or agreement contained in any Credit Document;

(f)           any material breach of the representations, warranties, covenants or agreements of the Warehouse Collateral Manager occurs under the Warehouse Collateral Management Agreement and (if such breach is capable of being cured) the Warehouse Collateral Manager fails to cure such breach within ten (10) Business Days after becoming aware of or receiving written notice from the Borrower or the Administrative Agent of such breach;

(g)          there shall occur an act by any of the Related Companies, or any of their investment management personnel actively involved in managing the portfolio of the Borrower, that constitutes fraud, gross negligence or criminal activity in the performance of its obligations under the Warehouse Collateral Management Agreement or in the conduct of its or their asset management business, or any of the Related Companies being indicted for a criminal offense materially related to its asset management business;

(h)          (i) the Borrower, any Equity Investor or any Related Company shall fail to make any payment on (x) any indebtedness (other than any payment that is required to be made to the Lenders under the Credit Documents) or (y) any guaranty obligation in respect of indebtedness of any other Person, and, in each case, such failure relates to indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness as described in clause (i) above, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness or (iii) any such indebtedness as described clause (i) above shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(i)           one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount that exceeds $1,000,000, to the extent not covered by insurance, shall have been rendered against one or more of the Borrower, any Equity Investor or any Related Company;

(j)           any provision of any Credit Document or the Warehouse Collateral Management Agreement after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, the Borrower, the Warehouse Collateral Manager or any Equity Investor, or the Borrower, the Warehouse Collateral Manager or any Equity Investor shall so state in writing;

(k)          any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Credit Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any of the Borrower shall so state in writing;

(l)           (i) the Borrower, any Equity Investor or any Related Company shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower, any Equity Investor or any Related Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any law, rule or regulation relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower, any Equity Investor or any Related Company (but not instituted by the Borrower, any Equity Investor or any Related Company), either such proceedings shall remain undismissed or unstayed for a period of thirty (30) days or more or any action sought in such proceedings shall occur, or (iii) the Borrower, any Equity Investor or any Related Company shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above;

(m)         (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager of the Borrower without "cause" (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent or (iii) an Independent Manager of the Borrower which is not provided by a service listed on a list approved by the Administrative Agent of pre-approved nationally recognized services is appointed without the consent of the Administrative Agent;

(n)          the Borrower shall become required to register as an "investment company" in accordance with the Investment Company Act or the arrangements contemplated by the Credit Documents shall become required to register as an "investment company" in accordance with the Investment Company Act;

(o)          the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;

(p)          any action or proceeding at law or in equity in any way related to any contract entered into by Borrower or any Related Company prior to the Warehouse Closing Date shall be commenced or pending against the Borrower or any Related Company before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to result in a judgment in an aggregate amount that exceeds $1,000,000; or

(q)          an Equity Investor transfers all or a portion of its membership interests in the Borrower to any other Person without the written consent of the Administrative Agent.

SECTION 8.02.         Remedies. During the continuance of an Event of Default (other than an Event of Default described in Section 8.01(l)), and at any time thereafter, the Administrative Agent may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Advances so declared to be due and payable, together with accrued interest thereon and the Administrative Agent Fee and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 8.01(l), the Commitment shall automatically terminate and the principal of the Advances then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law, including, without limitation, rights and remedies of a secured party under the UCC.

The powers conferred on the Administrative Agent, the Collateral Agent and the Lenders hereunder are solely to protect their respective interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Each Lender, the Administrative Agent and the Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower or any other Person for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

ARTICLE IX

The Administrative Agent and the Collateral Agent

SECTION 9.01.         The Administrative Agent. The Lenders hereby appoint Morgan Stanley Senior Funding, Inc. as the Administrative Agent and authorize the Administrative Agent to take such action as agent on their behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  The Administrative Agent will not receive a fee for its services hereunder. The Administrative Agent shall act solely as the agent of the Lenders and neither the Borrower nor any other Person shall be a third party beneficiary of the Administrative Agent’s rights and duties under the Credit Documents.

(a)          If applicable, the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Administrative Agent hereunder.

(b)          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing and (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers except as provided in the Credit Documents or as directed in writing by the Lenders. The Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, or (iii) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent with due care. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of this Section 9.01 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

Anything in this Agreement notwithstanding, in no event shall the Administrative Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Administrative Agent has been advised of such loss or damage and regardless of the form of action.

The Administrative Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Administrative Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Administrative Agent was grossly negligent or engaged in willful misconduct in ascertaining the pertinent facts.

(c)          Each Lender and each Equity Investor acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the applicable Credit Documents. Each Lender and each Equity Investor also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the applicable Credit Documents, any related agreement or any document furnished hereunder or thereunder.

(d)          The Administrative Agent shall not resign or assign its role as Administrative Agent without the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and the Warehouse Collateral Manager and may not be removed so long as Morgan Stanley Bank, N.A. or its Affiliate is a Lender; provided that the Administrative Agent may assign its role as Administrative Agent without the prior written consent of the Borrower or any other Person (x) to an Affiliate at any time and (y) if it is prohibited from acting as Administrative Agent by any law, regulation, rule or order of any Governmental Authority, to any other Person at any time upon the promulgation of such law, regulation, rule or order; provided, further, that, if Morgan Stanley Bank, N.A. or its Affiliate ceases to be a Lender, the Administrative Agent may resign as Administrative Agent without further action by any Person. Upon any resignation or removal of the Administrative Agent, the Lenders shall have the right to appoint (with the consent of the Borrower and the Warehouse Collateral Manager) a successor, which successor must be a Lender or an Affiliate thereof. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor or assignee, such successor or assignee shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After the Administrative Agent’s resignation, assignment or removal hereunder, the provisions of this Section 9.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 9.02.         The Collateral Agent.

(a)          The Administrative Agent and the Lenders hereby appoint U.S. Bank National Association as the Collateral Agent and authorize the Collateral Agent to take such action as agent on their behalf and to exercise such powers under this Agreement and the other Credit Documents as are expressly delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, the Administrative Agent and the Lenders hereby direct and authorize the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that the Collateral Agent may have under such Credit Documents. The Collateral Agent shall act solely as the agent of the Lenders and the Administrative Agent and neither the Borrower nor any other Person shall be a third party beneficiary of the Collateral Agent’s rights and duties under the Credit Documents.

(b)          Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Administrative Agent with respect to all payments and collections arising in connection herewith and with the Collateral Documents, including, without limitation, apply the Available Amount in accordance with Article VI of the Security Agreement, (ii) execute and deliver each Collateral Document to which it is a party and accept delivery of each such agreement delivered by the Borrower, any Equity Investor or any Related Company, (iii) act as collateral agent for the Lenders and the Administrative Agent for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Lenders hereby appoint, authorize and direct the Administrative Agent and each of its Affiliates to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including the Custodial Account, the Reserve Account and any other deposit or securities accounts maintained by the Securities Intermediary and cash and Eligible Investments held by the Borrower or the Securities Intermediary on behalf of the Borrower, (iv) during the continuance of an Event of Default, manage, supervise and otherwise deal with the Collateral, as directed by the Administrative Agent, (v) take such action, as directed by the Administrative Agent, as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Credit Document, exercise all remedies given to the Collateral Agent, the Administrative Agent or the Lenders with respect to the Collateral under the Credit Documents relating thereto, applicable law or otherwise, as directed by the Administrative Agent. All of the rights, protections, immunities and indemnities offered to the Collateral Agent under the Security Agreement shall also apply to the Collateral Agent hereunder.

(c)          The Collateral Agent may be removed or resign, and a successor Collateral Agent may be appointed, as set forth in Section 5.7 of the Security Agreement.

(d)          In acting under the Collateral Documents, the Collateral Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and no implied duties shall be read into this Agreement against or on the part of the Collateral Agent. The Collateral Agent may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent, instrument or other document (in each case, absent manifest error) believed by it to be genuine and to have been signed or presented by the proper party or parties. Other than as expressly set forth herein or in the other Credit Documents, the Collateral Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties are purely ministerial in nature. The Collateral Agent shall not be liable for any failure to perform or delay in performing (unless such failure or delay results from or is caused by a failure or delay on the part of the Collateral Agent) its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Administrative Agent or the Warehouse Collateral Manager in furnishing necessary, timely and accurate information to the Collateral Agent.

(e)          The Collateral Agent shall be entitled to all of the same rights, protections, immunities and indemnities afforded to the Collateral Agent under the Security Agreement.

(f)           The Collateral Agent agrees to hold any amounts held by it hereunder as custodial agent for the Lender to the extent required herein for the benefit of the Borrower or the Secured Parties until such time as such amounts are distributed in accordance with the terms of this Agreement. The Collateral Agent shall be under no liability for interest on any amounts received or held by it hereunder except, if such funds are invested pursuant to the terms hereof in investments which are deposits in or certificates of deposit of the Collateral Agent in its commercial capacity, to the extent of income or other gain actually earned on such investments in accordance with their terms. The preceding sentence shall not be construed to limit or contradict the obligation of the Collateral Agent to properly credit to the appropriate account any income or other gain actually received by the Collateral Agent on Eligible Investments.

(g)          The Collateral Agent shall calculate amounts to be remitted pursuant to the Security Agreement to the applicable parties and notify the Warehouse Collateral Manager and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Manager Report.

(h)          The Collateral Agent shall provide to the Warehouse Collateral Manager a copy of all written notices and communications identified as being sent to it in connection with the Warehouse Assets and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Warehouse Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Warehouse Collateral Manager, prior to the occurrence of an Event of Default, or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(i)           As promptly as possible after the Warehouse Closing Date, and in any event no later than thirty (30) days after the Closing Date, the Collateral Agent shall create a database (the “Collateral Database”) with respect to the Warehouse Assets held by the Borrower on the Warehouse Closing Date, which Collateral Database shall include all information reasonably requested by the Administrative Agent with respect to the Warehouse Assets and the Collateral, on an individual Warehouse Asset basis and on a portfolio basis, and shall be based upon information provided by the Warehouse Collateral Manager and other third parties. The Collateral Agent shall permit access to the information in the Collateral Database by the Warehouse Collateral Manager, the Borrower and the Administrative Agent no later than thirty (30) days after the Warehouse Closing Date. The Collateral Agent shall prepare, for review and approval by the Warehouse Collateral Manager and the Administrative Agent: (i) on each Reporting Date, as of the last calendar day of the previous calendar month, a report containing the information described in Section A of the report attached hereto as Exhibit F; (ii) on each Business Day, a daily report containing the information described in Section B of the report attached hereto as Exhibit F; and (iii) by no later than each Interest Payment Date, as of the preceding Business Day, a report containing the information specified in Section C of the report attached hereto as Exhibit F, in each case based on information contained in the Collateral Database or as provided by the Borrower, the Administrative Agent, the Warehouse Collateral Manager or other third-party sources, as applicable. Upon receipt of such report, each of the Borrower, the Administrative Agent, and the Warehouse Collateral Manager shall indicate their respective approvals of such report or identify any discrepancy. In the event of any discrepancy between the information set forth in such report provided by the Collateral Agent to the Borrower, the Administrative Agent and the Warehouse Collateral Manager and any information contained in the books, records or reports of Borrower, the Administrative Agent and the Warehouse Collateral Manager, such party shall promptly notify the Collateral Agent thereof and the parties shall cooperate to resolve the discrepancy. For the avoidance of doubt, (1) any determination of the calculation of interest payable under Section 2.08(a) shall be made by the Administrative Agent, and (2) any determination of the Borrowing Base calculation, the Value Adjustment Event summary, the priority of payments for each Interest Payment Date shall be made by the Warehouse Collateral Manager. The Collateral Agent shall provide a daily report (which may be consolidated with the daily report described above and in Section 1.05(c)) to the Warehouse Collateral Manager, the Borrower and the Administrative Agent, in an electronic format and in scope mutually acceptable to the Collateral Agent, the Warehouse Collateral Manager, the Borrower and the Administrative Agent, that summarizes the material information contained in the Collateral Database, including, without limitation, the test results of the Concentration Limits (and details thereof), the outstanding principal balance of the Collateral and balances of the Custodial Account and Reserve Account. The Collateral Agent shall update the Collateral Database promptly for Warehouse Assets acquired or sold or otherwise disposed of and for any amendments or changes to Warehouse Asset amounts or interest rates, in each case based upon information and data received from the Borrower, the Warehouse Collateral Manager, or the related bank agent, obligor, or financial information reporting or other third-party sources.

(j)           The Collateral Agent shall establish the Custodial Account and Reserve Accoun in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties.

(k)          The Collateral Agent shall track the receipt and daily allocation of cash to the Custodial Account and Reserve Account and any withdrawals therefrom and, on each Business Day, provide to the Warehouse Collateral Manager daily reports reflecting such actions to the Custodial Account and Reserve Account as of the close of business on the preceding Business Day.

(l)           The Collateral Agent shall provide the Warehouse Collateral Manager with such other information as may be reasonably requested in writing by the Warehouse Collateral Manager and as is within the possession of the Collateral Agent.

(m)         Nothing herein shall obligate the Collateral Agent to (i) determine independently the correct characterization or categorization of any item of Collateral, or to evaluate or verify the Warehouse Collateral Manager’s characterization of any item of Collateral or (ii) determine the Borrowing Base or whether a Borrowing Base Deficiency or Value Adjustment Event has occurred, any such determination being based exclusively upon notification the Collateral Agent receives from the Warehouse Collateral Manager and nothing herein shall obligate the Collateral Agent to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Warehouse Asset in order to verify, confirm, audit or otherwise determine any characteristic thereof. For purposes of monitoring changes in ratings, the Collateral Agent shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

ARTICLE X

Miscellaneous

SECTION 10.01.         Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)          if to the Borrower, to it at 666 Fifth Avenue, New York, New York 10103, Attention: Ross Teune, email: structuredproducts@golubcapital.com, rteune@golubcapital.com with a copy to the Warehouse Collateral Manager at the address specified below;

(ii)         if to the initial Lender to Morgan Stanley Bank, N.A. 201 South Main Street, Salt Lake City, Utah 84111-2215, email: (for borrowing requests) mmborrowingrequests@morganstanley.com (for all other purposes) mmloanapprovals@morganstanley.com, with copies to (i) Morgan Stanley Bank, N.A., 1300 Thames Street, Thames Street Wharf, Baltimore, Maryland 21231, email: (for borrowing requests) mmborrowingrequests@morganstanley.com (for all other purposes) mmloanapprovals@morganstanley.com, and (ii) Morgan Stanley & Co. LLC, 1585 Broadway, 25th Floor, New York, New York 10036, Attention: FID Secured Lending Group, e-mail: (for borrowing requests) mmborrowingrequests@morganstanley.com (for all other purposes) mmloanapprovals@morganstanley.com, or as otherwise specified in Exhibit A-1, Exhibit A-2 or Exhibit A-3;

(iii)        if to the Collateral Agent, to U.S. Bank National Association, 8 Greenway Plaza, Suite 1100, Houston, Texas 77046, Attention: Global Corporate Trust Services— Golub Capital BDC 2010-1 LLC, email: golubcapital@usbank.com;

(iv)        if to the Warehouse Collateral Manager, to GC Advisors LLC, 130 Harbour Place, Suite #340, Davidson, North Carolina 28036 Attention: Structured Products, email: structuredproducts@golubcapital.com;

(v)         if to the Administrative Agent to Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, 25th Floor, New York 10036, Attention: FID Secured Lending Group, e-mail: (for borrowing requests) mmborrowingrequests@morganstanley.com (for all other purposes) mmloanapprovals@morganstanley.com with a copy to  Morgan Stanley Bank, N.A., 1300 Thames Street, Thames Street Wharf, Baltimore, Maryland 21231, Attention: FID Secured Lending Group, email: (for borrowing requests) mmborrowingrequests@morganstanley.com (for all other purposes) mmloanapprovals@morganstanley.com; or as otherwise specified in Exhibit A-1, Exhibit A-2 or Exhibit A-2; and

(vi)        if to the Equity Investor, then to Golub Capital BDC 2010-1 Holdings LLC, 666 Fifth Avenue, New York, New York 10103, Attention: Ross Teune, email: structuredproducts@golubcapital.com, rteune@golubcapital.com.

(b)          Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent.

(c)          Any party hereto may change its mailing address or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.         Waivers; Amendments. (a) No failure or delay by any Lender or the Administrative Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent; provided that no amendment shall be effective without the prior consent of, if such amendment affects the rights, liabilities, duties or responsibilities of the Collateral Agent, the Collateral Agent.

SECTION 10.03.         Expenses; Indemnity; Damage Waiver. Subject always to Section 10.11: (a) The Borrower shall pay all out-of-pocket expenses (other than, in the case of the Lenders, Taxes, which are exclusively addressed in Section 2.12) incurred by the Collateral Agent, the Securities Intermediary, the Administrative Agent or any Lender for which the party incurring such expense shall have provided notice to the Borrower, including the fees, charges and disbursements of any counsel for the Collateral Agent, the Securities Intermediary, the Administrative Agent or any Lender for which the party incurring such expense shall have provided notice to the Borrower, in connection with the enforcement or protection of its rights in connection with any Credit Document, including its rights under this Section, or in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)          The Borrower shall indemnify the Collateral Agent, the Administrative Agent, the Securities Intermediary, the Warehouse Collateral Manager and the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (“Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the negotiation, execution or delivery of the Credit Documents, any amendment thereof or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Advance or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee. To the extent an Indemnitee receives from another party amounts on account of Losses paid by the Borrower, such Indemnitee shall return to the Borrower the amount so received promptly following receipt by the Indemnitee of such amounts from the other party. Other than in the case of the Collateral Agent and the Security Intermediary (other than Taxes based on net income, franchise taxes or profits taxes), this Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Credit Documents or any agreement or instrument contemplated by any Credit Document, the Transactions, any Advance or the use of the proceeds thereof.

(d)          All amounts due under this Section shall be payable on the Maturity Date.

(e)          The Securities Intermediary is an intended third party beneficiary of this Section 10.03.

(f)           All indemnification payments for Losses made pursuant to this Article X shall be made on an after-tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnitee hereunder, the amount of such Loss shall be (i) increased to take into account any additional tax cost incurred by the Indemnitee arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other tax benefit actually realized by the Indemnitee with respect to such Loss (the “Tax Benefits”). In computing the amount of any such Tax Costs or Tax Benefits, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Losses.

SECTION 10.04.         Binding Power of the Credit Documents; Successors and Assigns. (a) The provisions of each Credit Document shall be binding upon and inure to the benefit of the parties hereto, the Warehouse Collateral Manager, and their respective successors and assigns permitted under such Credit Document.

(b)          The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants and the Related Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c)          (i) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may, without the consent of the Borrower or of any other Person, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it) to an Affiliate. Except as permitted in the preceding sentence, prior to the occurrence of an Event of Default no Lender may otherwise assign all or a portion of its rights and obligations under this Agreement without the prior written consent of the Borrower and the Warehouse Collateral Manager, such consent not to be unreasonably withheld, delayed or conditioned.

(ii)         Assignments pursuant to this Section 10.04(c) shall be subject to the following additional conditions:

(A)        except with respect to Affiliate Assignments to the extent set forth in clause (B) below, each partial assignment shall be made as an assignment of a proportionate part of all of the Lender’s rights and obligations under this Agreement;

(B)        if an assignment is to an Affiliate of a Lender (such assignment, an “Affiliate Assignment”), such Lender may assign to its Affiliate its obligation to make one or more specified Advances to be used for the purchase of specified Warehouse Assets and the related right to receive payments of principal, interest, fees and any other amounts in respect of such Advance without the assignment of any other rights or obligations of such Lender hereunder; provided that such assignment is made on or prior to the time of the funding of the applicable Advance; and

(C)        the assignee and the Lender shall execute and deliver an assignment and assumption agreement substantially in the form of Schedule 3.

(iii)        From and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 10.03); provided, that no assignee shall be entitled to receive any greater amount pursuant to Section 2.12(a) than that to which the assignor would have been entitled to receive had no such assignment occurred.

(iv)        The Administrative Agent, as agent of the Borrower, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender and the Warehouse Collateral Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(d)          Any Lender may, without the consent of the Warehouse Collateral Manager or any other Person sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Advance owing to it) or enter into a derivative or similar transaction having an effect similar to a participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Advance or its other obligations) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent and the Collateral Agent (in their respective capacities as Administrative Agent and Collateral Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, and this Section 10.04(e) shall not apply to or limit any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 10.05.         Survival. All covenants, agreements, representations and warranties made by the Borrower and the Equity Investors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or a Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.12, 10.03 and 10.11 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Advances, the expiration or termination of the Commitment, the resignation or removal of the Collateral Agent, Securities Intermediary or Administrative Agent, or the termination of this Agreement or any provision hereof.

SECTION 10.06.         Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.         Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be governed by, and construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of laws.

(b)          Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c)          Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement (except for the Collateral Agent) irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.09.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.10.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11.         Limited Recourse; No Petition. Notwithstanding anything to the contrary herein, no recourse shall be had for the payment of any amount owing in respect of any Credit Document against any officer, director, employee, shareholder or incorporator of the Borrower or their respective successors or assigns. All Obligations (including, but not limited to, the payment of principal, interest and any amount payable by way of indemnity) shall constitute limited recourse obligations of the Borrower payable solely from the assets of the Borrower available for the payment of such obligations pursuant to the terms of the Credit Documents. Except as expressly set forth in Section 10.05, the Borrower’s obligations shall be extinguished upon payment of such obligations as provided in Article II and the Security Agreement, and no further claim shall be made against the Borrower in respect of any shortfall after the extinction of such obligations.

The Lenders, the Administrative Agent and the Collateral Agent hereby agree not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Borrower or any similar proceedings until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after (A) if the CLO Securities are not issued, the liquidation of all Warehouse Assets purchased in accordance with the Credit Agreement and (B) if the CLO Securities are issued, payment in full of all CLO Securities issued under the indenture relating to such CLO Securities; provided, however, that nothing in this clause shall preclude, or be deemed to estop, the Lenders, the Administrative Agent or the Collateral Agent (A) from taking any action prior to the expiration of the applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Borrower, or (y) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than the Lenders, the Administrative Agent or the Collateral Agent, respectively, or (B) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and the other applicable transaction documents and are an essential term of this Agreement. The Administrative Agent or the Borrower may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other similar proceedings under United States federal or state bankruptcy law or similar laws.

The Borrower shall, to the maximum extent permitted by applicable law, promptly object to the institution of any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other similar proceedings under United States federal or state bankruptcy law or similar laws against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor.

SECTION 10.12.         Confidentiality. The parties hereto agree that the existence and terms of this Agreement, the Credit Documents and the Warehouse Collateral Management Agreement and any information relating thereto (including, without limitation, pricing terms, portfolio information and models or other reports, whether oral or written, and any information provided by or on behalf of the Borrower or the Warehouse Collateral Manager) (collectively, the “Confidential Information”) shall be kept confidential and shall not be disclosed, directly or indirectly, to any other person except to the respective employees, directors, auditors, accountants, counsel and other advisors of the parties hereto that are directly involved in the considerations of the matters set forth herein and have agreed to maintain the confidentiality of such information. Notwithstanding the foregoing: (i) any party may disclose the Confidential Information if it (x) has the prior written consent of the disclosing party, (y) is required to do so by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process in any judicial or administrative proceeding or is otherwise required to do so by applicable law, rule or regulation (including, without limitation, disclosures which the recipient determines are required or advisable under applicable federal securities or banking laws, rules or regulations) or (z) is requested to do so by any government regulatory or self-regulatory authority, and in the case of (y) if legally permitted and reasonably practical, the receiving party first notifies the disclosing party; (ii) the Confidential Information will not include any of the following: (A) information which was already in the possession of the recipient prior to its receipt from the disclosing party and that was not received from a party known by the recipient to be bound by confidentiality with respect to such information; (B) information which is obtained by the recipient from a third party who is not otherwise known by the recipient to be prohibited from transmitting the information to the recipient by a confidentiality agreement; (C) information which is independently developed by the recipient without use of or reference to the Confidential Information and (D) information which is or becomes publicly available other than as a result of disclosure by the recipient or anyone to whom recipient discloses information; (iii) the Borrower and the Warehouse Collateral Manager may disclose any information that the Borrower or the Warehouse Collateral Manager has provided with respect to any Warehouse Asset and (iv) any party and its representatives may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the Transactions contemplated by this Agreement, the other Credit Documents and the Warehouse Collateral Management Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the transactions described above and does not include information relating to the identities of the parties, their affiliates, agents or advisors.

SECTION 10.13.         Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Moreover, the parties to this Agreement waive reliance on any representation made by any other party, whether orally or in writing, prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLUB CAPITAL BDC 2010-1 LLC, as Borrower

By:	Golub Capital BDC, Inc. its designated manager

By:	/s/ Ross A. Teune
	Name:	Ross A. Teune
	Title:	Chief Financial Officer

[Signature Page to MS/Golub Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as Lender

By:	/s/ Saijid Zaidi
	Name:	Sajid Zaidi
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent

By:	/s/ Matthieu Milgrom
	Name:	Matthieu Milgrom
	Title:	Authorized Signatory

[Signature Page to MS/Golub Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Leslie Hundley
	Name:	Leslie Hundley
	Title:	Vice President

[Signature Page to MS/Golub Credit Agreement]

GC ADVISORS LLC, as Warehouse Collateral Manager

By:	/s/ Joshua M. Levinson
Name:	Joshua M. Levinson
Title:	Co-General Counsel and Chief Compliance Officer

[Signature Page to MS/Golub Credit Agreement]

Acknowledged and agreed:

Golub Capital BDC 2010-1 Holdings, LLC,
as Equity Investor

By:	Golub Capital BDC, Inc., its designated manager

By	/s/ Ross A. Teune
Name:	Ross A. Teune
Title:	Chief Financial Officer

[Signature Page to MS/Golub Credit Agreement]

EXHIBIT A-1

FORM OF APPROVAL REQUEST

[date]

Morgan Stanley Senior Funding, Inc.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: mmloanapprovals@morganstanley.com

cc:	Morgan Stanley Bank, N.A. 201 South Main Street Salt Lake City, Utah 84111-2215

Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf
Baltimore, Maryland 21231
Attention: CLO Team

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Attention: CLO Desk
email: mmloanapprovals@morganstanley.com

Golub Capital BDC 2010-1 LLC
666 Fifth Avenue
New York, New York 10103
Attention: Ross Teune
Email: structuredproducts@golubcapital.com,
rteune@golubcapital.com

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of July 20, 2018 (the “Credit Agreement”), among Golub Capital BDC 2010-1 LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent and U.S. Bank National Association, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Pursuant to the Credit Agreement, you are hereby notified that the Borrower hereby requests consent to acquire the proposed Warehouse Asset set forth below and hereby requests that the Administrative Agent deliver to the Borrower an Approval Notice.

Obligation/Obligor/Guarantor	Tranche	CUSIP (if any)	Par/Spread/Price	Maturity	Purchased Interest	Ratings	Industry	Collateral

In connection with the purchase of each Warehouse Asset, the Borrower certifies that such Warehouse Asset satisfies the Eligibility Criteria and the Concentration Limits other than any proposed exceptions thereto as set forth in Schedule 1 attached hereto.

Very truly yours,

GC ADVISORS, LLC, as Warehouse Collateral Manager of the Borrower

By
Name:
Title:

Schedule 1 to
Approval Request

Proposed Exceptions to Eligibility Criteria for Warehouse Asset

EXHIBIT A-2

Form of Approval Notice

[Date]

(Morgan Stanley Senior Funding, Inc.)

Golub Capital BDC 2010-1 LLC
666 Fifth Avenue
New York, New York 10103
Attention: Ross Teune
Email: structuredproducts@golubcapital.com,
structuredproducts@golubcapital.com

Re:	Credit Agreement, dated as of July 20, 2018

Ladies and Gentlemen:

This Approval Notice is delivered to you pursuant to that certain Credit Agreement, dated as of July 20, 2018 (the “Credit Agreement”), among Golub Capital BDC 2010-1 LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent and U.S. Bank National Association, as collateral agent. Capitalized terms used but not defined herein shall have the meanings provided in the Credit Agreement.

Warehouse Asset

Approval Notice

Date

WAREHOUSE Asset Information

Obligor Name

Tranche Description

Par Amount

Purchase Price (specify any discount)

Unfunded Exposure Amount

Maturity Date

Approved Exceptions to Eligibility Criteria
for Warehouse Asset

See Attached Schedule 1

Assigned Value

Assigned Value

Advance Rate

Morgan stanley Approval

Approval Good Until

Approval Conditioned Upon

In Witness Whereof, the undersigned has executed this Approval Notice as of the date first written above.

Morgan Stanley Senior Funding, Inc.,
as the Administrative Agent

By:
Name:
Title:

Schedule 1 to
Approval Notice

Approved Exceptions to Eligibility Criteria for Warehouse Asset

EXHIBIT A-3

FORM OF BORROWING REQUEST

[date]

Morgan Stanley Senior Funding, Inc.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: mmborrowingrequests@morganstanley.com

cc:	Morgan Stanley Bank, N.A. 201 South Main Street Salt Lake City, Utah 84111-2215

Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf
Baltimore, Maryland 21231
Attention: CLO Team

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Attention: CLO Desk
email: mmborrowingrequests@morganstanley.com

Golub Capital BDC 2010-1 LLC
666 Fifth Avenue
New York, New York 10103
Attention: Ross Teune
Email: structuredproducts@golubcapital.com,
structuredproducts@golubcapital.com

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of July 20, 2018 (the “Credit Agreement”), among Golub Capital BDC 2010-1 LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent and U.S. Bank National Association, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Pursuant to the Credit Agreement, you are hereby notified of the following:

(1)	The Borrower hereby requests an Advance in the principal amount of $ ____________[1] Such Advance shall be deposited to the account identified in the Credit Agreement.

(2)	The Borrower hereby requests that such Advance be made on the following date: ____________.

(3)	Attached to this Borrowing Request is a true, correct and complete calculation of the Borrowing Base and all components thereof.

(4)	Attached to this Borrowing Request is a true, correct and complete list of all Warehouse Assets, if any, which will become part of the Collateral on the date hereof, each Warehouse Asset reflected thereon being a Warehouse Asset, which list shall include the fair market value of each such Warehouse Asset.

(5)	[In connection with such Advance, the Borrower shall deposit $ ____________ into the Reserve Account in connection with any Delayed Drawdown Debt Obligation or Revolving Obligation, as applicable, funded by such Advance.]

(6)	In connection with the purchase of each Warehouse Asset, the Borrower certifies that:

(a)          to the best of its knowledge, such Warehouse Asset is not a Defaulted Asset at this time;

(b)          at the time the trade for such Warehouse Asset was entered into, such Warehouse Asset satisfied the Eligibility Criteria and the Concentration Limits;

(c)          The representations and warranties of each of the Warehouse Collateral Manager and the Borrower, respectively, set forth in the Credit Agreement are true, correct and complete in all material respects (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein) on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any representation or warranty that is made as of a specific date);

1 The amount of such Advance shall not cause Advances outstanding to exceed the Borrowing Base; provided that the amount of such Advance must be at least equal to $250,000.

(d)          (i) No Event of Default has occurred and is continuing, or would result from such Advance and no Default or Borrowing Base Deficiency exists or would result from such Advance, and (ii) the Advances outstanding do not exceed the Borrowing Base, both prior to and after giving effect to such Advance; and

(e)          Each of the Warehouse Collateral Manager and the Borrower, respectively, is in compliance with each of its covenants set forth in the Credit Documents.

(7)	The undersigned certifies that all information contained herein and in the attached Borrowing Base Certificate is true, correct and complete as of the date hereof.

[Attach Borrowing Base Certificate and Warehouse Asset Schedule]

Very truly yours,

GC ADVISORS, LLC, as Warehouse Collateral Manager of the Borrower

By
Name:
Title:

Form of Borrowing Base Certificate

[_____] [__], 20[__]

Reference is made to that certain Credit Agreement, dated as of July 20, 2018 (the “Credit Agreement”), among Golub Capital BDC 2010-1 LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent and U.S. Bank National Association, as collateral agent. Capitalized terms used but not defined herein shall have the meanings provided in the Credit Agreement.

As of the date hereof, the undersigned each certify that (i) all of the information set forth in Annex I attached hereto is true, correct and complete, (ii) no Event of Default has occurred and no Default or Borrowing Base Deficiency exists under the Credit Agreement; and (iii) solely with respect to itself, each of the representations and warranties contained in the Credit Agreement is true, correct and complete.

[Remainder of Page Intentionally Left Blank]

Certified as of the date first written above.

GOLUB CAPITAL BDC 2010-1 LLC, as Borrower

By:	Golub Capital BDC, Inc. its designated manager

By:
Name:
Title:

GC ADVISORS, LLC, as the Warehouse Collateral Manager

By:
Name:
Title:

Annex I

Borrowing Base Report

(see attached)

EXHIBIT B

INVESTMENT RESTRICTIONS

ELIGIBILITY CRITERIA

Each Warehouse Asset pledged to the Collateral Agent for the benefit of the Secured Parties under the Credit Documents shall, on the date on which the Borrower enters into an irrevocable commitment to acquire such Warehouse Asset, satisfy the following eligibility criteria (the “Eligibility Criteria”); provided that, if such Warehouse Asset does not satisfy the representations and warranties below, the Administrative Agent may expressly consent in its sole discretion to the inclusion of such Warehouse Asset as a Warehouse Asset; provided, further, that the Administrative Agent will only be considered to have consented to such inclusion if the Borrower and the Warehouse Collateral Manager have expressly acknowledged that one or more of the representations and warranties below are not true with respect to such Warehouse Asset.

1.	As of the related Cut-Off Date, each such Warehouse Asset has been approved in writing by the Administrative Agent in its sole discretion.

2.	As of the related Cut-Off Date, each such Warehouse Asset is a First Lien Loan, Second Lien Loan, Unitranche Loan or FLLO Loan, evidenced by a note or a credit document and an assignment document in the form specified in the applicable credit agreement or, if no such specification, on a form acceptable to the agent in respect of such Warehouse Asset. Each such Warehouse Asset is subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to, and is the sole owner of, such Warehouse Asset, free and clear of all Liens other than any Permitted Liens.

3.	The Obligor with respect to each such Warehouse Asset is organized under the laws of the United States or any state thereof, the United Kingdom, Ireland, the Netherlands, Canada or Luxembourg.

4.	Each such Warehouse Asset is denominated and payable only in U.S. dollars and does not permit the currency or country in which such Warehouse Asset is payable to be changed.

5.	As of the Cut-Off Date, no such Warehouse Asset is Margin Stock.

6.	The acquisition of such Warehouse Asset does not cause the Borrower or the assets constituting the Collateral to be required to be registered as an investment company under the Investment Company Act.

7.	As of the Cut-Off Date, each such Warehouse Asset is not a DIP Loan.

8.	No such Warehouse Asset is principally secured by interests in real property.

9.	Each such Warehouse Asset constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations, and there are no conditions precedent to the enforceability or validity of the Warehouse Asset that have not been satisfied or validly waived.

10.	[Reserved].

11.	Such Warehouse Asset is not a Defaulted Asset or Credit Risk Loan.

12.	The Warehouse Collateral Manager is not an Affiliate of the Obligor with respect to such Warehouse Asset.

13.	The acquisition of any such Warehouse Asset by the Borrower and the Grant thereof would not (a) violate any Applicable Law or (b) cause the Administrative Agent or the Lenders to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over the Administrative Agent or the Lenders.

14.	Pursuant to the Underlying Instruments with respect to such Warehouse Asset, (a) either (i) such Warehouse Asset is freely assignable to the Borrower and able to be Granted to the Collateral Agent, on behalf of the Secured Parties, without the consent of the Obligor or (ii) all consents necessary for assignment of such Warehouse Asset to the Borrower and Grant to the Collateral Agent for the benefit of the Secured Parties have been obtained and (b) the Underlying Instruments requires only usually and customary consents and provides that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Underlying Instruments inure to the benefit of the holder of such Warehouse Asset (subject to the rights of any applicable agent or other lenders).

15.	The funding obligations for each such Warehouse Asset and the Underlying Instruments under which such Warehouse Asset was created have been fully satisfied and all sums available thereunder have been fully advanced, or if such Warehouse Asset is a Delayed Drawdown Debt Obligation, the Borrower shall have or have caused to be, at the time of the acquisition of such Warehouse Asset by the Borrower, deposited into the Reserve Account an amount in Dollars equal to the unfunded amount with respect to a Delayed Drawdown Debt Obligation.

16.	As of the related Cut-Off Date, no such Warehouse Asset is the subject of any assertions in respect of, any litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Warehouse Asset provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Borrower and its assignees.

17.	No such Warehouse Asset has been repaid, prepaid, satisfied or rescinded, in each case, in full.

18.	No such Warehouse Asset has been sold, transferred, assigned or pledged by the Borrower to any Person other than the Collateral Agent for the benefit of the Secured Parties.

19.	Such Warehouse Asset is not subject to United States or foreign withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instruments to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change in Law.

20.	To the knowledge of the Borrower and the Warehouse Collateral Manager, as of the Cut-Off Date, the Obligor with respect to such Warehouse Asset (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Underlying Instruments which creates such Warehouse Asset and any other documents related thereto.

21.	As of the Cut-Off Date, the Obligor of each such Warehouse Asset is not a Governmental Authority.

22.	There are no proceedings pending or, to the Borrower’s knowledge, threatened (a) asserting insolvency of the Obligor of such Warehouse Asset, or (b) wherein the Obligor of such Warehouse Asset, any other obligated party or any Governmental Authority has alleged that such Warehouse Asset or the Underlying Instruments which creates such Warehouse Asset is illegal or unenforceable.

23.	Each such Warehouse Asset requires the related Obligor to pay all material maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the Related Collateral.

24.	To the knowledge of the Borrower and the Warehouse Collateral Manager, the Related Collateral to each such Warehouse Asset has not, and will not, be used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Borrower, the Administrative Agent or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to or addressing the environment, health or safety.

25.	Each such Warehouse Asset has an original term to maturity of not greater than seven (7) years.

26.	Each such Warehouse Asset does not contain confidentiality restrictions that would prohibit the Administrative Agent or the Lenders from accessing all necessary information (as required to be provided pursuant to the Credit Documents) with regards to such Warehouse Asset.

27.	No such Warehouse Asset is a PIK Loan, unless such Warehouse Asset has a current cash coupon of at least 5.0% and such coupon is payable at least quarterly.

28.	Each such Warehouse Asset (a) was originated and underwritten, or purchased and re-underwritten, by the Warehouse Collateral Manager or an Affiliate thereof including, without limitation, the completion of a due diligence and, if applicable, a collateral assessment and (b) is being serviced by the Warehouse Collateral Manager in accordance with the Management Standard.

29.	All loan files are being or shall be maintained in accordance with the Management Standard.

30.	Each such Warehouse Asset is not an extension of credit by the Borrower to the Obligor for the purpose of (a) making any past due principal, interest or other payments due on such Warehouse Asset, (b) preventing such Warehouse Asset or any other loan to the related Obligor from becoming past due or (c) preventing such Warehouse Asset from becoming defaulted.

31.	To the knowledge of the Borrower and the Warehouse Collateral Manager, the Obligor with respect to such Warehouse Asset, on the applicable date of determination, (a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (b) is a legal operating entity or holding company; (c) has not entered into the Warehouse Asset primarily for personal, family or household purposes; and (d) as of the related Cut-Off Date, is not the subject of a Bankruptcy Event, and, as of the related Cut-Off Date, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Warehouse Collateral Manager in accordance with the Management Standard unless approved in writing by the Administrative Agent.

32.	All information provided by the Borrower or the Warehouse Collateral Manager to the Administrative Agent or the Lenders in writing with respect to such Warehouse Asset is true, complete and correct in all material respects as of the date provided.

33.	Each such Warehouse Asset is not an Equity Security and does not provide for the conversion into an Equity Security.

34.	As of the Cut-Off Date, no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower or the Warehouse Collateral Manager in the selection of such Warehouse Asset for inclusion in the Collateral.

35.	Each such Warehouse Asset is not a participation interest.

36.	No such Warehouse Asset is a high-yield bond, a Bridge Loan, a Zero-Coupon Obligation, a Revolving Obligation, an unsecured loan, a commercial real estate loan, a letter of credit or in support of a letter of credit, a lease, a Synthetic Security, an interest in a grantor trust, a step-down obligation or a Structured Finance Obligation.

37.	No such Warehouse Asset is subject to substantial non-credit related risk, as reasonably determined by the Warehouse Collateral Manager in accordance with the Management Standard.

38.	Each such Warehouse Asset is Registered.

39.	As of the related Cut-Off Date, no such Warehouse Asset is the subject of an offer, exchange or tender by the related Obligor.

CONCENTRATION LIMITS

The Borrower shall not acquire Warehouse Assets in excess of the limitations set forth below (the “Concentration Limits”) for the purposes of determining the Excess Concentration Amount unless consented to by the Administrative Agent in writing (or email) in its sole and absolute discretion:

1.	not more than 3.0% of the Concentration Denominator may consist of Warehouse Assets that are issued by a single Obligor and its Affiliates, except that Warehouse Assets issued by the five (5) largest Obligors and their respective Affiliates may constitute up to 5.0% of the Concentration Denominator;

2.	not more than 12.0% of the Concentration Denominator may consist of Warehouse Assets that are issued by Obligors that belong to any single S&P Industry Classification, except that:

(i)	Warehouse Assets issued by Obligors that belong to the largest S&P Industry Classification may constitute up to 20.0% of the Concentration Denominator;

(ii)	Warehouse Assets issued by Obligors that belong to the second largest S&P Industry Classification may constitute up to 17.5% of the Concentration Denominator; and

(iii)	Warehouse Assets issued by Obligors that belong to the third largest S&P Industry Classification may constitute up to 15.0% of the Concentration Denominator;

3.	not more than 5.0% of the Concentration Denominator may consist of Warehouse Assets that are Delayed Drawdown Debt Obligations;

4.	not more than 25.0% of the Concentration Denominator may consist of Warehouse Assets that are Cov-Lite Loans that are not Broadly Syndicated Loans;

5.	not more than 20.0% of the Concentration Denominator may consist of Warehouse Assets that are Recurring Revenue Loans;

6.	not more than 5.0% of the Concentration Denominator may consist of Warehouse Assets that are PIK Loans, including Warehouse Assets which become PIK Loans as the result of a Material Modification; and

7.	not more than 15.0% of the Concentration Denominator may consist of Warehouse Assets that are domiciled, organized or incorporated in an Eligible Country other than the United States, except that:

(i)	Warehouse Assets that are domiciled, organized or incorporated in Canada may constitute up to 15.0% of the Concentration Denominator; and

(ii)	Warehouse Assets that are domiciled, organized or incorporated in an Eligible Country other than the United States or Canada may constitute up to 10.0% of the Concentration Denominator; and

8.	not more than 7.5% of the Concentration Denominator may consist of Warehouse Assets that are FLLO Loans or Second Lien Loans;

9.	not more than 5.0% of the Concentration Denominator may consist of Warehouse Assets that are fixed rate Warehouse Assets;

10.	not more than 15% of the Concentration Denominator may consist of Warehouse Assets other than Recurring Revenue Loans that are issued by an Obligor that has EBITDA as of the Cut-Off Date of less than $10,000,000;

11.	not more than 17.5% of the Concentration Denominator may consist of Warehouse Assets that are rated CCC+ or below by S&P; and

12.	not more than 17.5% of the Concentration Denominator may consist of Warehouse Assets that are rated CCC+ or below by Fitch.

Certain Defined Terms

The following capitalized terms shall have the meanings set forth below:

“Bridge Loan” means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one (1) year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Broadly Syndicated Loan” means any First Lien Loan with (a) EBITDA of $75,000,000 or greater and (b) an observable quote with a bid depth of at least three (3) from LoanX Mark-It Partners or Loan Pricing Corporation or as otherwise designated by the Lender on a name-by-name basis.

“Cov-Lite Loan” means a Warehouse Asset that is not subject to any Maintenance Covenants; provided that a Warehouse Asset shall not constitute a Cov-Lite Loan if the Underlying Instruments contain a cross-default provision to, or such Warehouse Asset is pari passu with another loan of the Obligor forming part of the same loan facility that requires the Obligor to comply with one or more Maintenance Covenants.

“Credit Risk Loan” means a Warehouse Asset that is not a Defaulted Asset but which has, in the Borrower’s or the Warehouse Collateral Manager’s reasonable judgment (exercised in accordance with the Management Standard), a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Asset.

“Deferrable Security” means an obligation which, by the terms of its underlying instruments, is permitted to “pay in kind” or defer interest payments.

“DIP Loan” means a Warehouse Asset (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.

“Domicile” means, with respect to any Warehouse Asset obligor, either (a) if it is organized in a Tax Jurisdiction, the country in which a majority of its assets are located or from which its revenues or value are derived, directly or through Subsidiaries, as determined by the Warehouse Collateral Manager, (b) if its payment obligations in respect of such Warehouse Asset are guaranteed by a person or entity that is organized in the United States or Canada, then the United States or Canada or (c) otherwise, its country of incorporation or organization.

“Eligible Country” means any of the United States, Netherlands Antilles, Bermuda, Canada, the Cayman Islands, the Bahamas, Guernsey, Jersey, the Isle of Man, Luxembourg or the British Virgin Islands or any other country that has a Fitch foreign currency rating of at least “AA+” and an S&P foreign issuer credit rating of at least “AA+”.

“Equity Security” means (a) any equity security or any other security that is not eligible for purchase by the Borrower as a Warehouse Asset and (b) any security purchased as part of a "unit" with a Warehouse Asset and that itself is not eligible for purchase by the Borrower as a Warehouse Asset

“First Lien Loan” means any Warehouse Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Collateral, subject to any expressly permitted Liens under the Underlying Instrument for such Warehouse Asset or such comparable definition if “permitted liens” is not defined therein, (b) that provides that the payment obligation of the Obligor on such Warehouse Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other indebtedness of such Obligor, (c) for which Liens on the Related Collateral securing any other outstanding indebtedness of the Obligor (excluding expressly permitted Liens described in clause (a) above but including Liens securing Second Lien Loans) is subordinate to the priority Liens securing such First Lien Loan, (d) that the Warehouse Collateral Manager determines in accordance with the Management Standard that the value of the Related Collateral (including the enterprise value of the business) and the ability to generate cash flow on or about the time of origination equals or exceeds the outstanding principal amount of the Warehouse Asset plus the aggregate outstanding balances of all other indebtedness of equal seniority secured by the same Related Collateral, (e) for which the Senior Leverage Ratio as of the Cut-Off Date is less than 4.50:1.00, and (f) that is not a Second Lien Loan, Unitranche Loan or FLLO Loan.

“FLLO Loan” means any Warehouse Asset that satisfies all of the requirements set forth in the definition of “First Lien Loan” except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Warehouse Asset will be paid after one or more tranches of First Lien Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement.

“High-Yield Bonds” means below investment-grade corporate high-yield debt securities issued by obligors organized in Eligible Countries.

“Loan” means a U.S. Dollar denominated bank loan on which the borrower is a corporation, limited liability company, partnership or trust that is organized in an Eligible Country or is guaranteed by an entity organized in an Eligible Country.

“Maintenance Covenant” means, as of any date of determination, a covenant by the Obligor of a Warehouse Asset to comply with one or more financial covenants during each reporting period applicable to such Warehouse Asset, whether or not any action by, or event relating to, the Obligor occurs after such date of determination; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related Warehouse Asset shall be a Maintenance Covenant.

“PIK Loan” means a Warehouse Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Warehouse Asset for some period of time prior to such Warehouse Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as interest collections at the time it is received.

“Revolving Obligation” means a loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“Second Lien Loan” means any Warehouse Asset (a) that is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Warehouse Asset, subject only to the prior Lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other expressly permitted Liens under the Underlying Instrument for such Warehouse Asset, including any “permitted liens” as defined in such Underlying Instrument, or such comparable definition if “permitted liens” is not defined therein, (b) that provides that the payment obligation of the Obligor on such Warehouse Asset is “senior debt” and, except for the express lien priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other indebtedness of such Obligor, and (c) that the Warehouse Collateral Manager determines in accordance with the Management Standard that the value of the Related Collateral (including the enterprise value of the business) and the ability to generate cash flow on or about the time of origination equals or exceeds the outstanding principal balance of the Warehouse Asset plus the aggregate outstanding balances of all other indebtedness of equal or greater seniority secured by the same Related Collateral (including, without limitation, the outstanding principal balance of the “first lien” loan).

“Senior Secured Bond” means any bond that is secured by the pledge of collateral and has the most senior pre-petition priority (including pari passu with other obligations of the obligor, but subject to customary permitted liens, such as, but not limited to, any tax liens) in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings.

“Senior Secured Loan” means a loan (or participation interest therein) (i) that is not (and cannot by its terms become) subordinate (except with respect to liquidation preferences with respect to pledged collateral) in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, and (ii) that is secured by a valid first priority lien or security interest on specified assets securing the obligor’s obligations with respect to such loan, which specified assets do not consist solely of intangibles or common stock issued by the obligor or any of its Affiliates.

“Senior Secured Note” means any note that is not (and cannot by its terms become, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or otherwise) subordinate (except with respect to liquidation preferences with respect to pledged collateral) in right of payment to any obligation of the obligor but subject to customary permitted liens, such as, but not limited to, any tax liens and is secured by a valid first-priority perfected pledge of collateral.

“Structured Finance Security” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tax Jurisdiction” means one of the jurisdictions of the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Jersey, Singapore, the Netherlands Antilles or the U.S. Virgin Islands.

“Unitranche Loan” means any Warehouse Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Warehouse Asset, subject to expressly permitted Liens, including any “permitted liens” as defined in the Underlying Instrument for such Warehouse Asset or such comparable definition if “permitted liens” is not defined therein and (b) that provides that the payment obligation of the Obligor on such Warehouse Asset is either senior to, or pari passu with, all other indebtedness of such Obligor; provided that any Warehouse Asset that would otherwise constitute a First Lien Loan but for clause (e) of the definition thereof shall constitute a Unitranche Loan.

“Unsecured Loan” means a loan that is not secured by any lien or security interest on the assets of the obligor.

“Zero-Coupon Obligation” means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.

EXHIBIT C

S&P Industry Classifications

Asset Type Code	Asset Type Description
1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
9612010	Professional Services
3210000	Air Freight & Logistics
3220000	Airlines
3230000	Marine
3240000	Road & Rail
3250000	Transportation Infrastructure
4011000	Auto Components
4020000	Automobiles
4110000	Household Durables
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
9551701	Diversified Consumer Services
4310000	Media
4410000	Distributors
4420000	Internet and Catalog Retail
4430000	Multiline Retail
4440000	Specialty Retail
5020000	Food & Staples Retailing
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Products
6020000	Health Care Equipment & Supplies

Asset Type Code	Asset Type Description
6030000	Health Care Providers & Services
9551729	Health Care Technology
6110000	Biotechnology
6120000	Pharmaceuticals
9551727	Life Sciences Tools & Services
7011000	Banks
7020000	Thrifts & Mortgage Finance
7110000	Diversified Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7311000	Real Estate Investment Trusts (REITs)
7310000	Real Estate Management & Development
8020000	Internet Software & Services
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551702	Independent Power and Renewable Electricity Producers
PF1	Project finance: Industrial equipment
PF2	Project finance: Leisure and gaming
PF3	Project finance: Natural resources and mining
PF4	Project finance: Oil and gas
PF5	Project finance: Power
PF6	Project finance: Public finance and real estate
PF7	Project finance: Telecommunications
PF8	Project finance: Transport

EXHIBIT D

FORM OF MANAGER REPORT

[see attached]

EXHIBIT E

FORM OF MANAGER’S CERTIFICATE (MANAGER REPORT)

[Date]

Morgan Stanley Senior Funding, Inc.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: mmborrowingrequests@morganstanley.com

cc:	Morgan Stanley Bank, N.A. 201 South Main Street Salt Lake City, Utah 84111-2215

Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf
Baltimore, Maryland 21231
Attention: CLO Team

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Attention: CLO Desk
email: mmloanapprovals@morganstanley.com

Golub Capital BDC 2010-1 LLC
666 Fifth Avenue
New York, New York 10103
Attention: Ross Teune
Email: structuredproducts@golubcapital.com,
structuredproducts@golubcapital.com

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of July 20, 2018 (the “Credit Agreement”), among Golub Capital BDC 2010-1 LLC, as borrower (the “Borrower”), Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc. as administrative agent and U.S. Bank National Association, as collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement. This Manager’s Certificate relates to the Manager Report set forth on the attached Schedule A.

1.	GC Advisors LLC is the Warehouse Collateral Manager under the Credit Agreement.

2.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent and each Lender that, as of the date hereof, no Event of Default or Default has occurred [(other than any such Event of Default or Default which has previously been disclosed to the Administrative Agent in writing)].

3.	The undersigned hereby certifies to the Administrative Agent, the Collateral Agent, the Lender and the other Secured Parties that all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and accurate as of the date hereof.

[Remainder of Page Left Intentionally Blank]

In Witness Whereof, the undersigned has caused this Manager’s Certificate to be duly executed as of the date first written above.

GC ADVISORS, LLC, as the Warehouse Collateral Manager

By:
Name:
Title:

Schedule A

Manager Report

(see attached)

Exhibit F

Form of reportS

The Collateral Agent shall provide periodic reports (as specified below) to the Warehouse Collateral Manager, the Borrower and the Administrative Agent, in an electronic format agreed to by the Collateral Agent and the Administrative Agent, which shall contain the following information:

A.	Monthly:

1.	Excess Concentration Amount

2.	Borrowing Base calculation

3.	Outstanding principal balances of the Collateral

4.	Balances of the Custodial Account and Reserve Account

5.	Value Adjustment Event summary (including a list of assets that are subject to a Value Adjustment Event, the date on which the Value Adjustment Event occurred, and the type of Value Adjustment Event)

B.	Daily:

1.	Balances of the Custodial Account and Reserve Account

2.	Test results of Concentration Limitations

3.	Outstanding principal balances of the Collateral

4.	Calculation of interest due pursuant to Section 2.08(a)

C.	Quarterly:

1.	Priority of payments each Interest Payment Date

SCHEDULE 1

Conditions Precedent Documents

As required by Section 5.01 of this Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of the Agreement:

(a)          A certificate of the Secretary or Assistant Secretary of each of the Borrower, the Warehouse Collateral Manager, dated as of the Warehouse Closing Date, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Credit Documents to which it is a party (on which certificate the Administrative Agent, the Lenders and the Lenders may conclusively rely until such time as the Administrative Agent and the Lenders shall receive from the Borrower or the Warehouse Collateral Manager, as applicable, a revised certificate meeting the requirements of this paragraph (a)(i)), (ii) that the copy of the certificate of formation, certificate of incorporation, articles of incorporation or articles of organization, as applicable, of such Person attached to such certificate is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the bylaws, limited liability company agreement or limited partnership agreement, as applicable, of such Person attached to such certificate is a complete and correct copy, and that such bylaws, limited liability company agreement or limited partnership agreement, as applicable, has not been amended, modified or supplemented and are in full force and effect, and (iv) that the copy of the resolutions of the board of directors or managers of such Person attached to such certificate, approving and authorizing the execution, delivery and performance by such Person of the Credit Documents to which it is a party, is a complete and correct copy and such resolutions have not been amended, modified or supplemented and are in full force and effect;

(b)          A good standing certificate, dated as of a recent date for each of the Borrower and the Warehouse Collateral Manager, issued by the Secretary of State of such Person’s State of formation, incorporation or organization, as applicable;

(c)          Financing statements (the “Facility Financing Statements”) describing the Collateral, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Borrower's interest and the Collateral Agent’s, on behalf of the Secured Parties, interests, respectively, in all Collateral;

(d)          Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Warehouse Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) debtor and which are filed in the jurisdiction of Delaware, as applicable, together with copies of such financing statements (none of which shall cover any Collateral);

(e)          One or more favorable opinions of counsel of counsel to the Borrower and the Warehouse Collateral Manager acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to such matters as the Administrative Agent may request (including an opinion, with respect to the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral and the membership interests of the Borrower under the UCC laws of the State of New York, the due authorization, execution and delivery of, and enforceability of, the Agreement and the other Credit Documents, and other matters); and

(f)           Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower.

SCHEDULE 2

WAREHOUSE ASSET SCHEDULE

(a)	Warehouse Asset Number

(b)	Obligor Information

(c)	The currency denomination of such Warehouse Asset

(d)	Warehouse Asset Type (Broadly Syndicated Loan, First Lien Loan, Second Lien Loan, FLLO Loan, Unitranche Loan, Recurring Revenue Loan)

(e)	Whether such Warehouse Asset is a term loan, a Revolving Obligation, or a Delayed Drawdown Debt Obligation

(f)	Whether such Warehouse Asset is a Cov-Lite Loan

(g)	Whether the rate of interest is floating or fixed

(h)	Rate of interest (and reference rate)

(i)	LIBO floor (if applicable)

(j)	PIK Percentage

(k)	S&P Industry Classification

(l)	The Fitch and/or S&P's Facility Rating and Corporate Rating of such Warehouse Asset

(m)	The Warehouse Collateral Manager's internal rating (1-5 or whichever is the Warehouse Collateral Manager's current rating system) of the Warehouse Asset as of the applicable Cut-Off Date and as of the date of such Warehouse Asset Schedule

(n)	Any unfunded amount with respect to a Delayed Drawdown Debt Obligation (if applicable)

(o)	Par Amount

(p)	Tranche size

(q)	Scheduled maturity date

(r)	The Cut-Off Date for such Warehouse Asset

(s)	Date of the last delivered Obligor financials

(t)	Total first lien senior secured indebtedness and total indebtedness as of the applicable Cut-Off Date, the most recent period

(u)	Calculation of the Senior Leverage Ratio as of the applicable Cut-Off Date, the most recent period and the prior period for such Warehouse Asset

(v)	Calculation of the Total Leverage Ratio as of the applicable Cut-Off Date, the most recent period and the prior period for such Warehouse Asset

(w)	Calculation of the Cash Interest Coverage Ratio as of the applicable Cut-Off Date, the most recent period and the prior period for such Warehouse Asset

(x)	Trailing twelve month EBITDA and EBITDA as of the applicable Cut-Off Date, the most recent period and the prior period for such Warehouse Asset

(y)	Whether such Warehouse Asset has been subject to a Value Adjustment Event (and of what type)

(z)	Purchase Price

(aa)	Assigned Value as of the applicable Cut-Off Date for such Warehouse Asset and as of the date of such Warehouse Asset Schedule

(bb)	Advance Rate

(cc)	Adjusted Borrowing Value

(dd)	Debt-to-Recurring-Revenue Ratio for Recurring Revenue Loans

(ee)	Recurring Revenue for Recurring Revenue Loans

SCHEDULE 3

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Morgan Stanley Bank, N.A.] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) [all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below][the Assignor’s obligation to make an Advance to be used to purchase the Warehouse Asset(s) specified in paragraph (6) below and the related rights to receive payments of principal, interest, fees and any other amounts in respect of such Advance] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Morgan Stanley Bank, N.A.]

2.	Assignee:

3.	Borrower(s):	Golub Capital BDC 2010-1 LLC

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement, dated as of July 20, 2018, among Golub Capital BDC 2010-1 LLC, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and U.S. Bank National Association, as Collateral Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[2]

Revolving Advances	$	$		%

Or [TO BE USED IN THE CASE OF AN AFFILIATE ASSIGNMENT ONLY]

Amount of Advance Assigned	Warehouse Asset to which Assigned Advance Relates

$

Effective Date: __________________, 20__

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[MORGAN STANLEY BANK, N.A.]

By:

Title: Authorized Signatory

2        Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

Accepted:

MORGAN STANLEY SENIOR FUNDING, INC. as
Administrative Agent

By:
Title: Authorized Signatory

[Consented to:

[ ],
on behalf of [ ]

By:
Title:][NOT REQUIRED IN THE CASE OF AN
AFFILIATE ASSIGNMENT]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Golub Capital BDC 2010-1 LLC CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Administrative Agent for the benefit of (x) the Assignor for amounts which have accrued to but excluding the Effective Date and to (y) the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 4

Diversity Score

Diversity Score Calculations

Diversity Score

Calculated as follows:

(a) An “Obligor Par Amount” is calculated for each Obligor of a Warehouse Asset, and is equal to the outstanding principal amount of Warehouse Assets issued by such Obligor and its Affiliates.

(b) An “Average Par Amount” is calculated by summing the Obligor Par Amounts for all Obligors, and dividing by the aggregate number of Obligors.

(c) An “Equivalent Unit Score” is calculated for each Obligor, and is equal to the lesser of (a) one and (b) the Obligor Par Amount for such Obligor divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each S&P Industry Classification and is equal to the sum of the Equivalent Unit Scores for each Obligor in such S&P Industry Classification.

(e) An “Industry Diversity Score” is then established for each S&P Industry Classification by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each S&P Industry Classification.

For purposes of calculating the Diversity Score, Affiliates of an Obligor in the same industry are deemed to be a single Obligor, except as otherwise agreed to by the Administrative Agent.

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